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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

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Notice and Proxy Statement

Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION

Three Commercial Place, Norfolk, Virginia 23510

Notice of Annual Meeting

of Stockholders to be Held

on Thursday, May 10, 2007

We will hold our Annual Meeting of Stockholders at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 10, 2007, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

1.	Election of four directors to the class whose term will expire in 2010.

2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for 2007.

3.	Transaction of such other business as properly may come before the meeting.

Only stockholders of record as of the close of business on March 5, 2007 will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors,
DEZORA M. MARTIN
Corporate Secretary

Dated: March 22, 2007

If you do not expect to attend the meeting, we urge you to provide your proxy by marking, dating and signing the enclosed proxy card and returning it in the accompanying envelope, or by submitting your proxy over the telephone or the Internet as more particularly described on the enclosed proxy card. You may revoke your proxy at any time before your shares are voted by following the procedures described in the accompanying proxy statement.

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510

March 22, 2007

PROXY STATEMENT

This proxy statement and the accompanying proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Stockholders to be held on May 10, 2007. We began mailing to you and other stockholders this proxy statement and the accompanying proxy card beginning approximately March 22, 2007 in order to furnish information relating to the business to be transacted at the 2007 Annual Meeting. We also included a copy of our 2006 Annual Report and its Form 10-K (referred to together herein as the “annual report”) in the mailing for informational purposes; the annual report is not a part of the proxy solicitation materials.

INFORMATION ABOUT VOTING

Only stockholders of record as of the close of business on March 5, 2007 are entitled to notice of and to vote at the 2007 Annual Meeting. As of the March 5, 2007 record date, 416,018,051 shares of our common stock were issued and outstanding. Of those shares, 395,267,697 shares were owned by stockholders entitled to one vote per share. The remaining 20,750,354 shares were held by our wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

As a convenience, you may vote by telephone or the Internet in the manner described on the enclosed proxy card. Or, you may vote by mail by marking, dating and signing the enclosed proxy card and returning it to The Bank of New York. Alternatively, you may vote in person at the 2007 Annual Meeting.

If you are the beneficial owner of any shares held in street name by a broker, bank or other nominee record holder, you may vote your shares by submitting your voting instructions to that entity. Please refer to the voting instruction card that your broker, bank or other nominee record holder included with these materials. Your shares may be voted if they are held in street name, even if you do not provide the record holder with voting instructions; brokers, banks and other nominee record holders have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the ratification of the selection of KPMG LLP as our independent registered public accounting firm are considered routine matters for which brokers, banks and other nominee record holders may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner.

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy submitted in the form of a proxy card or over the telephone or Internet serves as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If you do not submit your proxy by May 4, 2007, the trustee of these plans will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective plan.

Any stockholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving written notice of revocation to our Corporate Secretary; (b) submitting subsequent voting instructions over the telephone or the Internet; (c) delivering a validly completed proxy card bearing a later date; or (d) attending the 2007 Annual Meeting and voting in person.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2007 Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

We will pay the cost of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Our officers and other regular employees may solicit proxies by telephone, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $10,000 plus reasonable out-of-pocket expenses.

We currently plan to deliver multiple annual reports and proxy statements to multiple record stockholders sharing an address, but intermediaries may choose to deliver a single copy of one or both of these documents. Upon request, we will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this proxy statement or the 2006 annual report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-629-2680).

CONFIDENTIALITY

We have policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which we have retained at an estimated cost of $7,200.00 plus out-of-pocket expenses to tabulate all proxies and ballots cast at the 2007 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

None of our employees or members of our Board of Directors have access to completed proxies or ballots and, therefore, do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1:	ELECTION OF DIRECTORS

At the 2007 Annual Meeting, the terms of four directors will expire: those of Alston D. Correll, Landon Hilliard, Burton M. Joyce and Jane Margaret O’Brien.

Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Ms. O’Brien and Messrs. Correll, Hilliard and Joyce as directors for three-year terms that begin at the 2007 Annual Meeting and continue until the 2010 annual meeting of stockholders or until the election and qualification of their respective successors or their earlier removal or resignation.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees and directors whose terms will continue after the 2007 Annual Meeting, we confirm, as required by the Securities and Exchange Commission (“SEC”), that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

Vote Required to Elect a Director: Under Virginia law and under our Restated Articles of Incorporation, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to be voted in the election. Shares voted to withhold authority, abstentions, or shares that are not voted are not counted as cast for this purpose. However, pursuant to our Corporate Governance Guidelines, in uncontested elections of directors, such as this election, any nominee for director who receives a greater number of "withhold" votes than votes "for" his or her election must tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee. Abstentions or shares that are not voted are not counted for purposes of this majority voting policy. You should note that brokers, banks and other nominee record holders have the authority to vote their customers’ shares in the election of directors even if they do not receive instructions as to how to vote in the election.

Nominees—for terms expiring in 2010

Alston D. Correll	Mr. Correll, 65, Atlanta, Ga., has been a director since 2000. He retired as Chairman and Chief Executive Officer of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, pulp, paper, packaging, building products and related chemicals, on January 1, 2006, a position he had held since 1993. He currently serves as Chairman Emeritas of the Board of Georgia-Pacific, which now is a privately owned company. He is also a director of SunTrust Banks, Inc., SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc. and Mirant Company.

Landon Hilliard	Mr. Hilliard, 67, Oyster Bay Cove, N.Y., has been a director since 1992. He has been a partner of Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens-Corning Corporation, Western World Insurance Group, Inc. and Russell Reynolds Associates, Inc.

Burton M. Joyce	Mr. Joyce, 65, South Pasadena, Fla., has been a director since 2003. He has been a member of the Board of Directors of IPSCO Inc., a leading steel producer, since 1992 and has been Chairman of the Board of Directors of IPSCO Inc. since 2000. Mr. Joyce previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. He is also a director of Hercules Incorporated.

Jane Margaret O’Brien	Ms. O’Brien, 53, St. Mary’s City, Md., has been a director since 1994. She has been President of St. Mary’s College of Maryland since 1996.

Continuing Directors—those whose terms expire in 2008

Gerald L. Baliles	Mr. Baliles, 66, Charlottesville, Va., has been a director since 1990. He has been Director of the Miller Center of Public Affairs at the University of Virginia since April 2006. Mr. Baliles was a partner in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices, from 1990 until his retirement on March 31, 2006. He is former Governor and Attorney General of Virginia.

Gene R. Carter	Mr. Carter, 67, Spotsylvania, Va., has been a director since 1992. He has been Executive Director and Chief Executive Officer of the Association for Supervision and Curriculum Development, one of the world’s largest international education associations, since March 2000, and previously was Executive Director of that organization.

J. Paul Reason

Admiral Reason, 65, District of Columbia, has been a director since 2002. He became a member of the Naval Studies Board at the National Academy of Sciences beginning in October 2006. He was Vice Chairman and Director beginning in 2005, and Chief Operating Officer beginning in 2000, of Metro Machine Corporation, an employee-owned ship repair company, until his retirement in September 2006. He is a retired four-star Admiral and former Commander-in-Chief of the U.S. Atlantic Fleet, having served more than 34 years on active duty in the U.S. Navy. He is also a director of AMGEN, Inc.

Continuing Directors—those whose terms expire in 2009

Daniel A. Carp	Mr. Carp, 58, Naples, Fla., has been a director since 2006. He formerly served as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company from 2000 to 2005, having previously served as President and Chief Operating Officer and as a director of Eastman Kodak. He retired from Kodak at the end of 2005. He is also a director of Texas Instruments Incorporated and Liz Claiborne Incorporated.

Steven F. Leer	Mr. Leer, 54, St. Louis, Mo., has been a director since 1999. He has been Chief Executive Officer and a director of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992, and became Chairman of the Board in December 2006. He is also a director of USG Corporation.

Charles W. Moorman, IV	Mr. Moorman, 55, Virginia Beach, Va., has been a director since 2005. He has been Chairman of Norfolk Southern since February 1, 2006, Chief Executive Officer since November 1, 2005 and President since October 2004. Prior thereto he served as Senior Vice President Corporate Planning and Services from December 2003 to October 2004, Senior Vice President Corporate Services from February 2003 to December 2003 and President Thoroughbred Technology and Telecommunications, Inc. from 1999 to November 2004.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on January 22, 2007, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP (“KPMG”), independent registered public accounting firm, to perform for 2007, the integrated audit of our consolidated financial statements and internal control over financial reporting. KPMG and its predecessors have acted as our auditors (and for one of our predecessor companies, Norfolk and Western Railway Company) since 1969.

For the years ended December 31, 2006 and December 31, 2005, KPMG billed us for the following services:

	2006	2005
Audit Fees[1]	$2,179,900	$2,125,000
Audit-Related Fees[2]	$139,500	$172,000
Tax Fees[3]	$27,200	$92,000
All Other Fees	0	0

1Audit Fees include fees for professional services performed by KPMG for the audit of our annual financial statements and internal control over financial reporting (integrated audit), the review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2Audit-Related Fees principally include fees for audit-related tax services, employee benefit plan audits and audits of subsidiaries and affiliates.

3Tax Fees consist principally of general tax advice pertaining to customary business matters.

The Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided. The Audit Committee considers and approves at each January meeting anticipated audit and permissible non-audit services to be provided during the year, as well as the projected fees for those services. The Audit Committee considers and pre-approves additional audit and permissible non-audit services and fees as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve audit and permissible non-audit services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of KPMG. All audit and permissible non-audit services rendered to us in 2006 were pre-approved in accordance with these procedures.

The Audit Committee of the Board of Directors has considered and concluded that the provision of non-audit services is compatible with maintaining KPMG’s independence.

Representatives of KPMG are expected to be present at the 2007 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

The Audit Committee recommends, and the Board of Directors concurs, that stockholders vote for the proposal to ratify the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2007, even though such stockholder approval is not legally required.

Vote Required to Ratify Appointment:    Under Virginia law and under our Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers, banks and other nominee record holders have the authority to vote their customers’ shares on the ratification of the appointment of KPMG as our independent registered public accounting firm even if they do not receive instructions as to how to vote on the matter.

ITEM 3:	OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2007 Annual Meeting, other than as noted elsewhere in this proxy statement. If any other proposal is properly brought before the 2007 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority and vote on any such proposal as they deem appropriate.

SUPPLEMENTAL INFORMATION

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning our Board of Directors and officers who are designated by our Board of Directors as executive officers for purposes of the Securities Exchange Act of 1934 (“Executive Officers”).

BE NEFICIAL OWNERSHIP OF STOCK

To our knowledge, no person beneficially owns more than 5% of our common stock.

The following table shows, as of January 25, 2007, the beneficial ownership of our common stock for:

(1)	each director and each nominee;

(2)	each individual serving as our principal executive officer during 2006, our principal financial officer, each of the other three most highly compensated Executive Officers, based on total compensation for 2006, and one other Executive Officer who would have been among the three most highly compensated Executive Officers but for the fact that he was not serving as an Executive Officer at the end of 2006 (collectively, the "Named Executive Officers"); and

(3)	all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any Norfolk Southern equity securities other than our common stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of our common stock. All directors and Executive Officers as a group own 1.5% of the total outstanding shares of our common stock.

Name	Shares of Common Stock		Name	Shares of Common Stock
Gerald L. Baliles	3,000	[1]	Charles W. Moorman, IV	509,401	[3]
Daniel A. Carp	3,023	[1]	Jane Margaret O’Brien	3,000	[1]
Gene R. Carter	3,150	[1]	J. Paul Reason	3,233	[1]
Alston D. Correll	8,000	[1]	L.I. Prillaman	438,771	[4]
David R. Goode	2,501,593	[2]	Stephen C. Tobias	671,135	[5]
Landon Hilliard	13,745	[1]	Henry C. Wolf	549,543	[6]
Burton M. Joyce	5,000	[1]	Mark D. Manion	261,924	[7]
Steven F. Leer	4,200	[1]	Donald W. Seale	324,022	[8]

22 Directors and Executive Officers as a group (including the persons named above)				6,416,735[9]

1Includes a one-time grant of 3,000 shares to each non-employee director on January 1, 1994, or when that director was first elected to the Board thereafter. These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the “Board of Directors” caption on page 14). Also includes 5,000 shares over which Mr. Correll, 1,200 shares over which Mr. Leer, 100 shares over which Mr. Carter, and 100 shares over which Mr. Reason share voting and investment power with another individual. Includes 50 shares as to which Mr. Carter disclaims beneficial ownership.

2Includes 1,656,453 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; 136,036 restricted shares awarded to Mr. Goode pursuant to our Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the restriction period lapses; and 942 shares over which Mr. Goode shares voting and investment power.

3Includes 2,234 shares credited to Mr. Moorman’s account in our Thrift and Investment Plan; 4,195 performance shares held by us under share retention agreements pursuant to our Long-Term Incentive Plan over which Mr. Moorman possesses voting power but has no investment power until the shares are distributed; 342,634 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days; 100,500 restricted shares awarded to Mr. Moorman pursuant to our Long-Term Incentive Plan over which Mr. Moorman possesses voting power but has no investment power until the restriction period lapses; and 80 shares over which Mr. Moorman shares voting and investment power.

4Includes 12,120 shares credited to Mr. Prillaman’s account in our Thrift and Investment Plan; 9,180 performance shares held by us under share retention agreements pursuant to our Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 118,959 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 70,534 restricted shares awarded to Mr. Prillaman pursuant to our Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the restriction period lapses.

5Includes 18,184 shares credited to Mr. Tobias’ account in our Thrift and Investment Plan; 9,180 performance shares held by us under share retention agreements pursuant to our Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 425,570 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 87,000 restricted shares awarded to Mr. Tobias pursuant to our Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the restriction period lapses.

6Includes 13,461 shares credited to Mr. Wolf’s account in our Thrift and Investment Plan; 9,180 performance shares held by us under share retention agreements pursuant to our Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 290,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 87,000 restricted shares awarded to Mr. Wolf pursuant to our Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the restriction period lapses.

7Includes 5,187 shares credited to Mr. Manion’s account in our Thrift and Investment Plan; 3,060 performance shares held by us under share retention agreements pursuant to our Long-Term Incentive Plan over which Mr. Manion possesses voting power but has no investment power until the shares are distributed; 191,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Manion has the right to acquire beneficial ownership within 60 days; and 42,100 restricted shares awarded to Mr. Manion pursuant to our Long-Term Incentive Plan over which Mr. Manion possesses voting power but has no investment power until the restriction period lapses.

8Includes 8,703 shares credited to Mr. Seale’s account in our Thrift and Investment Plan; 4,195 performance shares held by us under share retention agreements pursuant to our Long-Term Incentive Plan over which Mr. Seale possesses voting power but has no investment power until the shares are distributed; 206,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Seale has the right to acquire beneficial ownership within 60 days; and 43,600 restricted shares awarded to Mr. Seale pursuant to our Long-Term Incentive Plan over which Mr. Seale possesses voting power but has no investment power until the restriction period lapses.

9Includes 84,310 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 52,932 performance shares held by us for such officers under share retention agreements pursuant to our Long-Term Incentive Plan over which the officer possesses voting power but has no investment power until the shares are distributed; 3,970,435 shares subject to stock options granted to Executive Officers pursuant to our Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 735,700 restricted shares awarded to Executive Officers pursuant to our Long-Term Incentive Plan over which they possess voting power but no investment power until the restriction period lapses; and 3,835 shares over which Executive Officers share voting and investment power.

The following table shows, as of December 31, 2006, (i) the number of outstanding stock units awarded to each non-employee director under the Outside Directors’ Deferred Stock Unit Program and (ii) NS stock units credited to those non-employee directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units of our common stock. A more detailed discussion of director compensation can be found beginning on page 13. A stock unit represents the economic equivalent of a share of our common stock and serves to align the directors’ individual financial interests with the interests of our stockholders because the value of the directors’ holdings fluctuates with the price of our common stock. Stock units ultimately are settled in cash.

Name	Number of Stock Units (Awarded)[1]	Number of Stock Units (Invested)[2]	Shares of Common Stock[3]	Total Number of Stock Units and Shares of Common Stock
Gerald L. Baliles	36,201	3,512	3,000	42,713
Daniel A. Carp	3,043	1,806	3,023	7,872
Gene R. Carter	36,886	3,662	3,150	43,698
Alston D. Correll	24,159	17,444	8,000	49,603
Landon Hilliard	36,886	0	13,745	50,631
Burton M. Joyce	11,320	4,185	5,000	20,505
Steven F. Leer	29,938	15,276	4,200	49,414
Jane Margaret O’Brien	34,506	753	3,000	38,259
J. Paul Reason	19,826	0	3,233	23,059

1Includes (a) the grant in each of the years 1996 through 2006 of stock units to each non-employee director and (b) the crediting, effective June 1, 1996, of stock units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego. Stock units are credited to a separate memorandum account maintained for each director and are administered in accordance with our Outside Directors’ Deferred Stock Unit Program (see information under the “Board of Directors-Compensation” caption beginning on page 13).

2Represents NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock. NS stock units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

3Figures in this column are based on the beneficial ownership table that appears on page 7.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of our stock to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC. Based solely on our review of copies of Forms 3, 4 and 5 available to us, or written representations that no Forms 5 were required, we believe that all required Forms concerning 2006 beneficial ownership were filed on time by all directors and Executive Officers, other than (i) a payment of restricted stock units to Mr. Goode, (ii) the exercise of a stock option by Mr. Wolf and (iii) a sale of stock by Daniel D. Smith, each of which was not timely reported due to an administrative error and all of which were reported promptly on Forms 4 after the oversights were discovered.

BOARD OF DIRECTORS

Composition and Attendance

On January 31, 2007, our Board of Directors consisted of ten members. The Board is divided into three classes. The members of each class are elected for a term of three years and, at the conclusion of this year’s Annual Meeting, each class, provided its members are duly elected, will contain as nearly as possible an equal number of directors, as required by our Restated Articles of Incorporation. The Board met six times in 2006. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, require that the non-employee members of the Board (the “outside” directors) meet at least twice a year without members of management present. The Lead Director, currently Mr. Hilliard, has been designated to preside at such meetings of the outside directors. Stockholders and other interested parties who wish to contact the outside directors may do so by contacting the Lead Director, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219. All communications directed to the Lead Director at this address will be forwarded to him.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Stockholders, which is that, to the extent possible, each director is expected to attend the Annual Meeting of Stockholders. All but one of our then current directors attended the 2006 Annual Meeting of Stockholders.

The Board has approved and adopted a Code of Ethics that applies to all directors, officers and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. These documents, as well as the Corporate Governance Guidelines, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of the Corporate Governance Guidelines, Code of Ethics or Code of Ethical Conduct for Senior Financial Officers by contacting: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-629-2680).

In September 2006, the Board of Directors approved an amendment to our Corporate Governance Guidelines to require that in an uncontested election of directors, any nominee for director who receives a greater number of “withhold” votes than “for” votes for his or her election will promptly tender his or her resignation to the Chairman of the Board of Directors following certification of the stockholder vote, and such resignation will be irrevocable. The Governance and Nominating Committee of the Board of Directors will promptly consider the resignation and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the annual meeting of stockholders. Any director who tenders his or her resignation pursuant to this guideline will not participate in the Governance and Nominating Committee’s recommendation or Board of Directors’ consideration regarding whether or not to accept the tendered resignation. If the resignation is accepted, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or reduce the size of the Board. For a description of factors that will be considered in determining whether to accept or reject a tendered resignation, see the full text of our Corporate Governance Guidelines. We will publicly disclose the Board of Directors’ decision within four business days, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the Board rejected the director’s resignation.

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, stockholder or officer of an organization that has a relationship with Norfolk Southern). The Board makes such determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. An individual director is “independent,” unless the Board determines otherwise, if, during the last three years, none of the following relationships has existed between Norfolk Southern and such director:

•	the director is an employee, or an immediate family member of the director is an Executive Officer, of Norfolk Southern or any of our consolidated subsidiaries;

•

the director or an immediate family member of the director receives more than $100,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

•

the director is affiliated with or employed by, or an immediate family member of the director is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries;

•

the director or an immediate family member is employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s compensation committee;

•

the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•

the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time. These standards, as set forth in this proxy statement, are available on our website at www.nscorp.com in the "Investors" section under “Corporate Governance.”

The Board has determined that all current directors (including nominees) other than Mr. Moorman satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. The Board also determined that Mr. Pote, who served on our Board until May 2006, satisfied such standards and qualified as an independent director. Mr. Moorman serves as our Chairman, Chief Executive Officer and President and, therefore, is not an independent director. In making the foregoing independence determinations, our Board of Directors considered each of the following transactions, relationships and arrangements we had with members of our Board, none of which exceeded our categorical independence standards or were sufficiently material as to require disclosure under Item 404(a) of Regulation S-K:

•

We provided transportation services to, and received coal royalty and rental payments from, Arch Coal, Inc. in the ordinary course of business during fiscal 2006. Mr. Leer is Chairman of the Board and the Chief Executive Officer of Arch Coal.

•

We paid banking fees to JPMorgan Chase & Co. in the ordinary course of business during fiscal 2006. Mr. Pote, a former director who served on our Board until May 2006, was at the time of his service on our Board, Vice Chairman, Retail Financial Services, of JPMorgan Chase.

•	We paid banking fees to Brown Brothers Harriman & Co. in the ordinary course of business during fiscal 2006. Mr. Hilliard is a partner of Brown Brothers.

•	We paid legal fees to Hunton & Williams in the ordinary course of business during fiscal 2006. Mr. Baliles retired as a partner of Hunton & Williams in March 2006.

•

We lease two small parcels of land to Metro Machine Corp. in the ordinary course of business. Mr. Reason retired from his position as the Vice Chairman and Chief Operating Officer of Metro Machine in 2006.

•

We have a matching gifts program under which we match any gifts of up to $35,000 made by any of our full-time employees and directors. In 2006, we matched gifts made by certain Executive Officers to charitable and educational institutions, one of which was St. Mary’s College of Maryland, which employs Dr. O’Brien, a member of our Board of Directors.

Retirement Policy

Under our Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 72nd birthday.

Compensation

2006 Non-Employee Director Compensation Table1

Name (a)	Fees Earned or Paid in Cash[2] ($) (b)	Stock Awards[3] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] (f)	All Other Compensation ($)[5] (g)	Total ($) (h)
Gerald L. Baliles	90,000	330,828	0	0	0	4,003	424,831

Daniel A. Carp	90,000	289,295	0	0	0	0	379,295

Gene R. Carter	90,000	334,541	0	0	4,936	4,003	433,480

Alston D. Correll	90,000	265,518	0	0	1,256	4,003	360,777

Landon Hilliard	90,000	334,541	0	0	52,599	4,003	481,143

Burton M. Joyce	90,000	195,884	0	0	0	4,003	289,887

Steven F. Leer	90,000	296,859	0	0	4,267	4,003	395,129

Jane Margaret O’Brien	90,000	321,227	0	0	7,855	4,003	423,085

J. Paul Reason	90,000	242,020	0	0	0	4,003	336,023

Harold W. Pote[6]	45,000	423,170	0	0	0	4,003	472,173

1Messrs. Moorman and Goode received no compensation for Board or committee service in 2006 and Mr. Moorman will not receive compensation for Board or committee service in 2007. Therefore, neither this table nor the narrative which follows contain compensation information for them. For compensation information for Messrs. Moorman and Goode, see “Executive Compensation” on page 20 of this proxy statement.

2Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.

3Of these amounts, $150,870 represents the value as of December 31, 2006 of the 3,000 stock units granted to each director on January 27, 2006 pursuant to our Outside Directors’ Deferred Stock Unit Program and which value is equal to the amounts we recognized for financial reporting purposes for such awards during 2006. The full grant date fair value of each such award was $148,275. For Mr. Carp, also represents the dollar amount ($138,300) recognized in 2006 for the 3,000 restricted shares granted to him on January 24, 2006 under the Directors’ Restricted Stock Plan, which amount equaled the full grant date fair value of such award. The remaining amounts for each director represent the dollar amounts recognized for financial statement reporting purposes in 2006 related to appreciation on awards of stock units made prior to 2006. For a tabular presentation of all outstanding equity awards held by our directors as of December 31, 2006, see the second table above under the caption "Beneficial Ownership of Stock."

4Represents the amounts by which 2006 interest accrued on fees deferred by the non-employee directors under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

5Represents each director’s proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program. Because a director must serve on our Board for one year prior to becoming eligible for this program, no portion of this cost was allocated to Mr. Carp. For further discussion of this program, see the narrative discussion below.

6Represents compensation paid to Mr. Pote through the date of the 2006 Annual Meeting, at which meeting Mr. Pote’s term expired.

Narrative to Non-Employee Director Compensation Table

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

Retainer and Fees.    In 2006, each member of the Board of Directors, received a quarterly retainer for services of $12,500 and a quarterly fee of $10,000 for serving on at least two committees, plus expenses incurred in connection with attendance at such meetings. Mr. Pote received these quarterly retainers and fees for two quarters during 2006 for his service on the Board and Committees prior to the expiration of his term.

Directors’ Deferred Fee Plan.    A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred before January 1, 2001 earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. Amounts set forth in the table above represent the extent to which these rates exceed 120% of the applicable federal long-term rate. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001 are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS stock units and various mutual funds as crediting indices. NS stock units are “phantom” units whose value is measured by the market value of shares of our common stock, but the units ultimately will be settled in cash, not in shares of our common stock. Amounts deferred on or after January 1, 2001 will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10 or 15 years. During 2006, seven directors participated in the Directors’ Deferred Fee Plan.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Restricted Stock Plan.    Each non-employee director receives a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, restricted stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the restricted stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires.

Outside Directors’ Deferred Stock Unit Program.    Each non-employee director was granted 3,000 stock units effective January 27, 2006. We anticipate that, from time to time, non-employee directors will be granted additional stock units in an amount sufficient to assure that their total annual compensation for services is competitive.

Stock units in each director’s memorandum account are credited with dividend equivalents as dividends are paid on our common stock, and the amount credited is converted into additional stock units, including fractions thereof, based on the mean of the high and low trading prices of our common stock on the dividend payment date.

Upon leaving the Board, a director will receive the value of the stock units in this memorandum account in cash either in a lump sum payment or in ten annual installments, in accordance with an election made by each director. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices of our common stock on the last business day of the month following the director’s cessation of service. The amount of installment payments is determined annually by reference to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, stock units in the memorandum account at any time that have not been paid in cash will be credited with dividend equivalents as dividends are paid on our common stock.

Directors’ Charitable Award Program.    Each director is entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern in five equal annual installments following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. We will pay another $500,000 to the Norfolk Southern Foundation in the director’s name following the director’s death.

The Directors’ Charitable Award Program supports, in part, our long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. We fund the charitable contributions made under the Program with proceeds from life insurance policies we have purchased on the Board members’ lives. We are the owner and beneficiary of these policies, and the directors have no rights to any policy benefits. Upon Board members’ deaths, we receive life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for donations made under the Program. Our cost of the life insurance premiums under the Program is partially offset by tax deductions we take from making the charitable contributions. Each director’s proportional share of the pre-tax cost of maintaining these policies during 2006 is included in the above table under "All Other Compensation."

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this program. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Physical Examinations.    Each non-employee director is entitled to reimbursement for a physical examination, up to $10,000 per calendar year. The CEO and certain other Executive Officers also are eligible for such reimbursement. See "Executive Compensation" on page 20 of this proxy statement.

Committees

Each year, not later than at its organizational meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members to its committees. In May 2006, the Board appointed members to the Executive Committee, the Governance and Nominating Committee, the Finance Committee, the Audit Committee and the Compensation Committee. The charter of each of the committees, approved by the Board of Directors, requires that it evaluate its performance at least annually, considering such issues as its effectiveness, its size and composition, the quality of information and presentations given by management, the suitability of its duties and such other issues as the committee deems appropriate. Copies of these committee charters are available on our website, www.nscorp.com, in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of one or more of the committee charters by contacting: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-629-2680).

The Executive Committee met twice in 2006; at year-end, its members were Charles W. Moorman, Chair, Gerald L. Baliles, Gene R. Carter, Landon Hilliard and Jane Margaret O’Brien. When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on our common stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board. The Executive Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

The Governance and Nominating Committee met five times in 2006; at year-end its members were Landon Hilliard, Chair, Gerald L. Baliles, Alston D. Correll and Steven F. Leer. All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 11). The Governance and Nominating Committee is governed by a written charter last adopted by the Board effective January 1, 2005. This committee’s duties include:

•	recommending to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy on the Board;

•	recommending to the Board qualified individuals to be elected as our officers;

•	recommending the adoption of and any amendments to our Corporate Governance Guidelines;

•	monitoring legislative developments relevant to us and overseeing efforts to affect legislation and other public policy;

•	overseeing our charitable giving;

•	monitoring our relations with stockholders; and

•	monitoring corporate governance trends and practices and making recommendations to the Board of Directors concerning corporate governance issues.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a stockholder, director, member of management or consultant retained for that purpose, and recommends nominees to the Board. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. The Governance and Nominating Committee fully considers the qualifications of all candidates and recommends the nomination of individuals who, in the Governance and Nominating Committee’s judgment, will best serve the long-term interests of all stockholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with our image and reputation;

•

have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to us;

•	be able to represent all of our stockholders in an objective and impartial manner; and

•	have time available to devote to Board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. Any such recommendation should include:

•

biographical information on the candidate, including all positions held as an employee, officer, partner, director or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience,

•	a description of any relationship between the candidate and the recommending stockholder,

•	a statement requesting that the Board consider nominating the individual for election as a director,

•	written consent of the proposed candidate to being named as a nominee, and

•	proof of the recommending stockholder’s stock ownership.

Recommendations by stockholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219. So that the Governance and Nominating Committee will have adequate time to consider all candidates, stockholder recommendations must be received no later than November 22, 2007 in order to be considered for nomination for election at the 2008 Annual Meeting of Stockholders. As an alternative to recommending a candidate for the Governance and Nominating Committee’s consideration, a stockholder may directly nominate an individual for election as director. Unless required by SEC regulations, stockholder nominees will not appear in our proxy statement or on the proxy card for the annual meeting. Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, which are available on our website, www.nscorp.com, in the “Investors” section under “Corporate Governance.”

The Finance Committee met five times in 2006; at year-end, its members were Gerald L. Baliles, Chair, Alston D. Correll, Landon Hilliard, Steven F. Leer and J. Paul Reason. The Finance Committee is governed by a written charter last adopted by the Board effective January 1, 2005. This committee’s duties include:

•	developing guidelines and overseeing implementation of policies concerning our capital structure;

•

making recommendations to the Board concerning an annual investment policy for the assets of the pension fund of our retirement plan and the engagement of investment management firms to manage designated portions of such assets within the framework of the investment policy; and

•

developing a process for reviewing the performance of the investment managers, receiving and reviewing reports on the investment performance and actuarial valuations of the pension fund and transmitting the results of such reviews to the Board.

The Compensation Committee met six times in 2006; at year-end, its members were Gene R. Carter, Chair, Daniel A. Carp, Burton M. Joyce and Jane Margaret O’Brien. All members of the Compensation Committee are independent (see information under “Director Independence” on page 11). The Compensation Committee is governed by a written charter last adopted by the Board effective November 21, 2006. This committee’s duties include:

•

considering and making recommendations to the Board concerning our executive compensation programs, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and considering and recommending to the independent members of the Board the compensation of the Chief Executive Officer based on an evaluation of the Chief Executive Officer’s performance relative to those corporate goals and objectives;

•

considering and making recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plan, including personnel eligible to participate and the method of calculating bonuses, deferred compensation amounts or awards under any such plan;

•	overseeing our employee retirement or investment plans and other qualified plans intended to provide retirement or post-retirement benefits;

•

making any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate;

•

overseeing disclosures under the Compensation Discussion and Analysis ("CD&A") on executive compensation as required by the SEC to be included in the annual proxy statement or annual report on Form 10-K and producing a Compensation Committee Report indicating that it has reviewed and discussed the CD&A with management and whether the CD&A should be included in the annual proxy statement; and

•

considering and making recommendations to the Board of Directors concerning the adoption and administration of any long-term incentive plan or other similar plan, including personnel eligible to participate and the method of calculating awards under any such plan.

The Compensation Committee makes all salary recommendations to the independent members of the Board of Directors for the Chief Executive Officer and, based on the Chief Executive Officer’s individual performance evaluations, to the Board of Directors for all other Board-elected officers. Annual and long-term incentive compensation for all Executive Officers are determined by the Compensation Committee. In setting such compensation for each Chief Executive Officer during 2006, the Compensation Committee considered the recommendations of the Executive Vice President-Administration.

The Compensation Committee has engaged Towers Perrin to assist it in making compensation recommendations and decisions and otherwise fulfilling its duties under its charter. The Compensation Committee annually requests that Towers Perrin assess our compensation and employee benefit arrangements, particularly those relevant to our Executive Officers, and advise it whether any changes would be recommended in order to ensure that our compensation arrangements with our Executive Officers are appropriate. The Compensation Committee expects that the assessment include comparisons of our existing compensation arrangements to those of the other Class I railroads and American corporations of comparable size. During the Compensation Committee’s 2006 review of the Chief Executive Officer’s and other management’s compensation levels, the Compensation Committee considered the advice it received from Towers Perrin; however, the Compensation Committee was responsible for making final recommendations to the Board and decisions as to the form and amount of our compensation programs.

The Audit Committee met nine times in 2006; at year-end its members were Jane Margaret O’Brien, Chair, Daniel A. Carp, Gene R. Carter, Burton M. Joyce and J. Paul Reason. The Board has determined that all current members of the Audit Committee are independent (see information under “Director Independence” on page 11) and satisfy all additional requirements for service on an audit committee, as defined by the applicable rules of the New York Stock Exchange and the SEC, and no member of the Audit Committee serves on more than three public company audit committees. While other members of the Audit Committee may also qualify, the Board has determined that Burton M. Joyce, who is a member of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined by SEC rules.

The Audit Committee is governed by a written charter last adopted by the Board effective November 21, 2006. This committee’s duties include:

•	assisting Board oversight of the accuracy and integrity of our financial statements, financial reporting process and internal control systems;

•

engaging an independent registered public accounting firm (subject to stockholder ratification) based on an assessment of their qualifications and independence, and pre-approving all fees associated with their engagement;

•	evaluating the efforts and effectiveness of our independent registered public accounting firm and Internal Audit Department, including their independence and professionalism;

•	facilitating communication among the Board, the independent registered public accounting firm, our financial and senior management and our Internal Audit Department;

•	assisting Board oversight of our compliance with applicable legal and regulatory requirements; and

•	preparing the “Audit Committee Report” that SEC rules require be included in our annual proxy statement.

AUDIT COMMITTEE REPORT

Before our Annual Report on Form 10-K for the year ended December 31, 2006 was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management our audited financial statements for the year ended December 31, 2006.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as amended.

The Audit Committee also has received from KPMG LLP and reviewed the written independence affirmation and disclosures fulfilling the requirements of the New York Stock Exchange and Independence Standards Board Standard No. 1, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

2006 Members of the Audit Committee

Jane Margaret O’Brien, Chair

Daniel A. Carp, Member

Gene R. Carter, Member

Burton M. Joyce, Member

J. Paul Reason, Member

TRANSACTIONS WITH RELATED PERSONS

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” On November 21, 2006, we adopted a written policy to prohibit related person transactions unless they are determined to be in Norfolk Southern’s best interests. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee possesses delegated authority to act between Audit Committee meetings. The Audit Committee, or the Chair, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

•	the size of the transaction and the amount of consideration payable to the related person(s);

•	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% stockholder, in the transaction; and

•	whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

The Chair must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related person transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the relate person transaction.

We had no related person transactions during our fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2006 were Mr. Carter, Chair, Mr. Carp, Mr. Joyce, Ms. O’Brien and Mr. Pote. Mr. Pote’s service as a member of our Board of Directors ended May 11, 2006. None of the foregoing members has ever been employed by Norfolk Southern, and no such member had, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Norfolk Southern’s primary objective with respect to executive compensation is to design compensation programs which will align executives’ compensation with our overall business strategies, attract and retain highly qualified executives and provide incentives that drive stockholder value. The Compensation Committee of our Board of Directors (which we will refer to as the “Committee”) is responsible for developing and maintaining appropriate compensation programs for our Executive Officers, including our Named Executive Officers. In order to enhance the Committee’s ability to carry out these responsibilities effectively, as well as ensure that Norfolk Southern maintains strong links between executive pay and performance, the Committee:

•	Reviews management recommendations to the Committee with respect to compensation decisions. The Chief Executive Officer is not present when the Committee makes decisions on his compensation package.

•

Reviews the Chief Executive Officer’s individual performance evaluations for executive officers and discusses such performance assessments with the Chief Executive Officer on an annual basis and recommends any adjustments to the Board of Directors for approval.

•

Has retained Towers Perrin as an outside compensation consultant. Towers Perrin provides requested reports and information to the Committee and attends Committee meetings at the Committee’s request. While Towers Perrin provides a limited amount of additional work for Norfolk Southern, work for the Committee comprises a substantial portion of its fees from Norfolk Southern. The Chair of the Compensation Committee must approve Towers Perrin’s performance of any additional work for Norfolk Southern.

In setting compensation for the Executive Officers, the Committee:

•

Considers comparative market data, gathered by its compensation consultant, from peer group companies of comparable size in revenues and other U.S. Class I railroads. For 2006, peer group companies of comparable size in revenues were those having $6 to $10 billion in revenues. The Committee targeted approximately the 65th percentile in aggregate for Executive Officers’ total direct compensation (i.e., salary, annual bonus and long-term incentive awards) compared to the peer group companies.

•	Considers prior salary levels, targeted bonus opportunities and the value of long-term incentive awards at the time the awards were made.

•

Does not consider amounts realized from prior performance-based or stock-based compensation awards, regardless of whether such amounts realized may have resulted in a higher payout than targeted or a lower payout than targeted. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committee believes that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with such purpose.

The Committee monitors the continuing appropriateness of the peer group and may change the peer group if Norfolk Southern’s revenues for 2006 change significantly.

Norfolk Southern’s executive compensation programs for 2006 are designed so that, at target levels of performance, approximately 40%–50% of an executive’s annual compensation consisting of salary, short-term incentives and long-term incentives is represented by variable compensation which is “at risk.” The greater the level of an executive’s responsibility, the higher the proportion of his or her compensation which is “at risk.” Variable compensation consists of annual cash incentives representing approximately 20%–30% of at risk compensation and long-term compensation (other than time-based awards) representing approximately 70%–80% of at risk compensation. Each of these components is described below under “Compensation Components.” The allocation of at risk compensation between short-term and long-term performance compensation is based on market comparisons to remain competitive to other companies and to further our objective to attract and retain highly qualified executives. This allocation is re-evaluated annually.

Compensation Components

Salaries

Norfolk Southern believes that executive base salaries should generally be targeted at or below the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies. However, Norfolk Southern may provide for base salaries above the median if, in the Committee’s view, a particular executive’s performance exceeded expectations; if an executive takes on additional responsibilities; or under other special circumstances. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Annual Bonus

Each of our Executive Officers participates in Norfolk Southern’s Executive Management Incentive Plan (“EMIP”), which is designed to compensate executives based on achievement of annual corporate performance goals. Under EMIP, each participant has an opportunity to earn a bonus amount that is contingent upon achieving the relevant performance goals. The performance goals are based on pre-tax net income and operating ratio because Norfolk Southern believes that use of such metrics promotes operating efficiency and thereby enhances stockholder value.

For 2006, Norfolk Southern set the following threshold, target and maximum payouts:

•	threshold payout of 30% at $1.4 billion pre-tax net income and an operating ratio equal to or above 76.5%,

•	a targeted payout of 75% for pre-tax net income of $1.955 billion and operating ratio of 74.1%, and

•	a maximum payout of 100% if Norfolk Southern performed one percentage point better than budgeted and achieved either

--	a pre-tax net income equal to or in excess of $1.845 billion with an operating ratio of at least 72.4%, or

--	an operating ratio equal to or lower than 74.2% with pre-tax net income at or in excess of $2.1 billion for the year.

If Norfolk Southern’s performance for 2006 had equaled its performance for 2005, the bonus payout for 2006 would have been at 48.2%. In 2006, Norfolk Southern exceeded its maximum goals resulting in a 100% bonus opportunity for 2006.

Long-Term Incentive Awards

Norfolk Southern believes that the most effective means to encourage long-term performance by our Executive Officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment and other long-term awards which vest on achievement of pre-determined performance goals. For long-term incentive awards, the Committee generally seeks to provide approximately 25% of the total award value as options, 50% as restricted shares and 25% as performance shares (assuming a 50% earn-out of performance share units granted). For 2006, this allocation was designed in part to promote retention of key executives during the chief executive officer transition. For 2007, Norfolk Southern changed this allocation to approximately 40% of the total award value as options, 15% as restricted stock units and 45% as performance shares (assuming a 50% earn-out of performance share units granted) to increase the focus on performance and lessen the focus on retention as the transition period nears completion. In addition, Norfolk Southern required executives to enter into an agreement not to engage in competing employment as a condition to receiving the 2007 award.

Stock Options. Norfolk Southern believes that use of options provides it with the ability to retain key employees and at the same time increase stockholder value since the value of the options is only realized if Norfolk Southern’s stock price increases from the date on which the options are granted. For 2006, the Committee established a one-year vesting period for options. For the 2007 award, the Committee increased the option vesting period to three years to further encourage retention of key employees. With the exceptions for employees hired in connection with the Conrail transaction in 1999, since 1989, Norfolk Southern has granted stock options annually at the regularly-scheduled January meeting of the Committee. The Committee approves all options grants and sets the option price based on a long-standing pricing practice. Under this long-standing practice, the Board of Directors approves year-end financial results at its January meeting, and Norfolk Southern typically releases such results the following day. Also at the January meeting, the Committee sets the exercise price for the options as the fair market value of Norfolk Southern’s common stock on the first day of the upcoming window period during which executives are permitted to trade in Norfolk Southern’s securities and following the release of Norfolk Southern’s financial results, thereby establishing a prospective effective date to price the options. Until 2007, options were priced at the fair market value of Norfolk Southern’s common stock on the effective date of the grant, based on the average of the high and low price. For the 2007 award, options were priced at the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant.

Performance Shares. Norfolk Southern uses performance shares to reward the achievement of performance goals over a three-year period. For performance shares, vesting of 1/3 of the shares is based on Return on Average Capital Invested, which Norfolk Southern believes is an indicator important to stockholders of a capital-intensive company such as Norfolk Southern. Vesting of an additional one-third of the shares is based on total stockholder return as compared to the S&P 500 and the remaining 1/3 is based on operating ratio, all over a three-year performance period. Norfolk Southern believes that the use of the three metrics described above promotes the enhancement of stockholder value and efficient utilization of corporate assets.

For the 2006-2008 performance cycle, the performance criteria and resulting earn-out percentages are as follows:

Total Stockholder Return (“TSR”) vs. S&P 500
Three-Year Average TSR vs. S&P 500	Percentage of Performance Share Units Earned Out
90th percentile and above	100%
80th	90%
70th	85%
60th	80%
50th	75%
40th	50%
30th	30%
25th and below	0%

Return on Average Invested Capital (“ROAIC”)
Three-Year Average ROAIC	Percentage of Performance Share Units Earned Out
19% and above	100%
18%	90%
17%	80%
16%	70%
15%	60%
14%	50%
13%	40%
12%	30%
11%	20%
10%	10%
Below 10%	0%

Operating Ratio (“OpR”)
Three-Year NS Average OpR	Percentage of Performance Share Units Earned Out
70% or below	100%
75%	75%
80%	50%
85%	25%
Above 85%	0%

For performance shares, Norfolk Southern uses a 50% earn-out assumption if the three-year cycle’s performance equals the prior three-year cycle’s performance, and the earn-out is higher if performance is better than the prior performance cycle. Over the past ten years, the earn-out has averaged 57%, ranging from 95% to 14% based on performance for the applicable performance cycle.

Restricted shares.    Norfolk Southern believes that the use of time-based restricted shares serves as a key retention tool for keeping valued members of management. For 2006, Norfolk Southern granted restricted shares and restricted stock units which vested on the third anniversary of the date of grant. For 2007, the restricted stock units vest on the fifth anniversary of the date of the grant. In 2006, Norfolk Southern also made an additional retention grant of restricted shares and restricted stock units to certain of its Executive Officers to further encourage retention during the chief executive officer transition.

Retirement Plans and Programs

Norfolk Southern believes that its Retirement Plan and Supplemental Benefit Plan provide it with the ability to retain key employees over a longer period. Norfolk Southern sponsors a qualified defined benefit pension plan that provides a benefit based on age, service and a percentage of final average compensation. Norfolk Southern also sponsors a non-qualified supplemental benefit plan that provides a retirement benefit for salary that is deferred, restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans and provides enhanced retirement benefits for certain executives. In addition to supporting the goal to retain key employees, Norfolk Southern believes that the supplemental benefit plan also recognizes, rewards and encourages contributions by its key employees and maintains internal equity by ensuring that benefit levels are based on compensation levels that reflect the relative value of each participant.

In 2001, Norfolk Southern entered into individual agreements with each of Messrs. Prillaman, Tobias and Wolf to encourage retention of these key executives for a two-year period while Norfolk Southern was continuing to work through issues associated with implementation of the Conrail transaction. These agreements provide enhanced pension benefits of an additional three years of creditable service and benefits calculated on the basis of average annual comparison for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service.

In 2006, Norfolk Southern entered into a retirement agreement with Mr. Goode in recognition of his outstanding contributions as Chairman and Chief Executive Officer of Norfolk Southern and to facilitate a smooth transition to the next Chief Executive Officer. The retirement agreement provides that Mr. Goode’s pension benefits are based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service. In exchange for these retirement benefits, the agreement provided for Norfolk Southern to receive consulting services and a non-compete covenant from Mr. Goode. In addition, Norfolk Southern waived certain restrictions on restricted shares and restricted stock units granted to Mr. Goode in 2004 and 2005 to accelerate the vesting of these equity awards.

During 2006, Norfolk Southern also entered into a retirement agreement with Mr. Prillaman in recognition of his outstanding contributions as Chief Marketing Officer of Norfolk Southern, to facilitate a smooth transition to the next Chief Marketing Officer and to realize savings from Mr. Prillaman’s decision to retire prior to the mandatory retirement age of 65 for Executive Officers. The retirement agreement provides one additional year of creditable service and an additional equity award of 15,000 restricted shares and 15,000 restricted stock units. In exchange for these retirement benefits, Mr. Prillaman agreed not to engage in competing employment. In addition, Norfolk Southern waived certain restrictions on restricted shares and restricted stock units granted to Mr. Prillaman in 2004 and 2005 to accelerate the vesting of these equity awards.

Other Benefits and Perquisites

Norfolk Southern provides the Executive Officers with certain health and welfare benefits as well as certain other perquisites which Norfolk Southern believes are necessary to retain key employees. Norfolk Southern’s Board of Directors has directed and requires each of the Chairman, President and Chief Executive Officer, his family and guests when appropriate, to use Norfolk Southern’s aircraft whenever reasonably possible for air travel. (As of February 1, 2006, these three positions were combined into one position when Mr. Moorman was elected Chairman, President and Chief Executive Officer.) Norfolk Southern believes that such use of the corporate aircraft promotes its best interests by ensuring the immediate availability of these officers and by providing a prompt, efficient means of travel and in view of the need for security in such travel. For the same reasons, Norfolk Southern’s Board of Directors has determined that the Chairman, President and Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes which further the business interests of Norfolk Southern and when the aircraft is not otherwise needed for business use. Such use by other employees and their guests is infrequent. Other perquisites include company cars, executive physicals, club memberships and dues, personal use of company facilities and tax planning services. In addition, tax gross-up payments are provided on company cars and personal use of corporate aircraft if the aircraft is moving for business purposes; if the aircraft is not otherwise moving for business purposes, tax gross-up payments are not provided.

Norfolk Southern believes that the benefits and perquisites described above are long-standing components of the total compensation package provided to executive officers to remain competitive compared to other companies and to promote retention of these officers. The value of perquisites is considered as part of the total compensation package when other elements are evaluated.

Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies

Norfolk Southern’s executive compensation program has been carefully considered in light of the applicable tax rules. Accordingly, Norfolk Southern amended the Long-Term Incentive Plan in 2005 with stockholder approval to permit the grant of performance-based compensation that meets the requirements of Section 162(m) and amended the Executive Management Incentive Plan to permit the continued grant of Section 162(m) qualifying performance-based compensation under that Plan. However, Norfolk Southern believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. Norfolk Southern reserves and will continue to exercise its discretion in this area so as to serve the best interests of Norfolk Southern and its stockholders.

Change-in-Control Agreements

Norfolk Southern entered into change-in-control agreements during 1996 at a time of consolidation in the rail industry. The agreements were intended to provide certain economic protections to executives in the event of a termination of employment following a change in control of Norfolk Southern and to keep management intact and focused on the best interests of Norfolk Southern during uncertain times. Benefits will not be paid under the agreements unless a change in control occurs and the executive’s employment is terminated following the change in control. We believe this “double trigger” maximizes stockholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination of employment of management. In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval. During 2006, Norfolk Southern, with assistance from outside compensation consultants, evaluated the existing change-in-control agreements. Based on the review conducted by the consultant, Norfolk Southern determined that the agreements were comparable in value to change-in-control agreements provided by similarly-sized companies.

Share Ownership Guidelines

Norfolk Southern’s Corporate Governance Guidelines require the Chairman, President and Chief Executive Officer to hold at least 50,000 shares of Norfolk Southern’s common stock and Named Executive Officers to hold at least 15,000 shares of Norfolk Southern’s common stock, including common stock or stock equivalents held in Norfolk Southern’s 401(k) plan dividend reinvestment plan and through share retention agreements, but not including unexercised stock options. The Chairman, President and Chief Executive Officer and the other Named Executive Officers may acquire such holdings over a five-year period, and all currently satisfy this stock ownership requirement.

Pledging; Hedging

All Executive Officers of Norfolk Southern are required to clear any transaction involving its common stock with Norfolk Southern’s Corporate Secretary prior to engaging in the transaction. Certain Executive Officers maintain securities accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of Norfolk Southern common stock, may be pledged as collateral security for the repayment of any debit balances in the accounts. None of Norfolk Southern’s Executive Officers have otherwise pledged or hedged Norfolk Southern’s securities.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

While Norfolk Southern does not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, Norfolk Southern, in evaluating such circumstances, would have discretion to take all actions necessary to protect the interests of stockholders up to and including actions to recover such incentive awards.

Compensation Tables

Summary Compensation Table

The following table shows the total compensation awarded to, earned by or paid to each Named Executive Officer during 2006 for service in all capacities to Norfolk Southern and our subsidiaries for the fiscal year ended December 31, 2006.

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Bonus ($) (d)	Stock Awards[2] ($) (e)	Option Awards[2] ($) (f)	Non- Equity Incentive Plan Compen- sation[1] ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings[3] ($) (h)	All Other Compen- sation[4] ($) (i)	Total ($) (j)
Charles W. Moorman, IV Chairman, President and Chief Executive Officer	2006	750,000	0	7,579,458	926,932	1,312,500	1,392,064	92,188	12,053,142

David R. Goode Former Chairman and Chief Executive Officer	2006	166,666	0	18,956,185	1,481,700	333,334	3,200,346	304,239	24,442,470

L.I. Prillaman Former Vice Chairman and Chief Marketing Officer	2006	150,000	0	6,337,145	404,100	202,500	1,207,676	1,651,955	9,953,376

S.C. Tobias Vice Chairman and Chief Operating Officer	2006	600,000	0	5,089,640	404,100	810,000	979,440	130,401	8,013,581

H.C. Wolf Vice Chairman and Chief Financial Officer	2006	600,000	0	5,089,640	404,100	810,000	1,145,743	63,867	8,113,350

M.D. Manion Executive Vice President-Operations	2006	400,000	0	1,776,913	247,182	460,000	539,396	77,517	3,501,008

D.W. Seale Executive Vice President and Chief Marketing Officer	2006	400,000	0	1,971,683	247,182	460,000	288,140	58,115	3,425,120

1Represents salary and non-equity incentive plan compensation earned during 2006 received on a current or deferred basis.

2Represents the dollar amounts recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R for: (i) awards made during 2006 and (ii) awards made prior to 2006 but for which we recognized compensation cost during 2006. For discussions of the relevant assumptions made in calculating these amounts, see note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

3Of these amounts, the following represent the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefits under our Retirement Plan and Supplemental

Benefit Plan during 2006: Mr. Moorman, $1,385,533, Mr. Goode, $2,932,905, Mr. Prillaman, $1,165,524, Mr. Tobias, $789,257, Mr. Wolf, $928,703, Mr. Manion, $517,271 and Mr. Seale, $256,305. The remainder of the amounts shown in this column represent the amounts by which 2006 interest accrued on salary and bonuses deferred by them under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

4For each Named Executive Officer, this amount includes (i) amounts reimbursed for the payment of taxes on personal benefits as follows: for Mr. Moorman, $33,825, Mr. Goode, $19,279, Mr. Prillaman, $18,487, Mr. Tobias, $28,301, Mr. Wolf, $25,639, Mr. Manion, $23,727, and Mr. Seale, $20,285, (ii) perquisites, which during 2006 consisted of the following (1) personal use of our aircraft by the Named Executive Officers and their spouses, as permitted by resolution of the Board of Directors, which for Messrs. Goode and Tobias amounted to $102,429 and $63,276, respectively, (2) club dues and memberships retained upon retirement, which for Mr. Goode amounted to $111,500, (3) personal financial planning advice, (4) personal use of company automobiles, (5) personal use of company facilities, and (6) reimbursement for physical examinations, and (iii) contributions to our Thrift and Investment Plan. All perquisites are valued on the basis of aggregate incremental cost to us. With regard to personal use of company aircraft, aggregate incremental cost is calculated as the weighted-average, after-tax cost of fuel, crew hotels and meals, aircraft maintenance and other variable costs. For each Named Executive Officer other than Mr. Goode, this amount also includes premiums paid on individually owned executive life insurance policies as follows: for Mr. Moorman, $17,797, Mr. Prillaman $19,681, Mr. Tobias, $17,450, Mr. Wolf $14,981, Mr. Manion, $11,520, and Mr. Seale, $7,515. For Messrs. Goode and Prillaman, these amounts include certain benefits provided to them in connection with their retirement during 2006, which for Mr. Goode consisted of retirement gifts and memorabilia, and which for Mr. Prillaman consisted of a grant of 15,000 restricted shares and 15,000 restricted stock units, the FAS 123R grant date fair value of which was $1,600,500. For each of Mr. Moorman and Mr. Goode, this amount also includes his proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4]	All Other Option Awards: Number of Securities Underlying Options[5]	Exercise or Base Price of Option Awards[6]	Closing Market Price of Common Stock on Grant Date	Grant Date Fair Value of Stock and Option Awards[7]
	Grant Date (b)	Committee Action Date[1]	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Name (a)									(#) (i)	(#) (j)	($/Sh) (k)	($/Sh) (l)	($) (m)
C. W.	01/24/06	01/24/06	393,750	984,375	1,312,500
Moorman	01/27/06	01/24/06				8,925	37,500	75,000					3,706,875
	01/27/06	01/24/06							75,000				3,706,875
	01/27/06	01/24/06								75,000	49.425	49.48	1,010,250

D. R. Goode	01/24/06	01/24/06	100,000	250,001	333,334
	01/27/06	01/24/06				13,090	55,000	110,000					5,436,750
	01/27/06	01/24/06							110,000				5,436,750
	01/27/06	01/24/06								110,000	49.425	49.48	1,481,700

L. I.	01/24/06	01/24/06	60,750	151,875	202,500
Prillaman	01/27/06	01/24/06				3,570	15,000	30,000					1,482,750
	01/27/06	01/24/06							30,000				1,482,750
	01/27/06	01/24/06								30,000	49.425	49.48	404,100
	03/28/06	03/27/06							30,000				1,600,500

S. C. Tobias	01/24/06	01/24/06	243,000	607,500	810,000
	01/27/06	01/24/06				3,570	15,000	30,000					1,482,750
	01/27/06	01/24/06							30,000				1,482,750
	01/27/06	01/24/06								30,000	49.425	49.48	404,100

H. C. Wolf	01/24/06	01/24/06	243,000	607,500	810,000
	01/27/06	01/24/06				3,570	15,000	30,000					1,482,750
	01/27/06	01/24/06							30,000				1,482,750
	01/27/06	01/24/06								30,000	49.425	49.48	404,100

M. D.	01/24/06	01/24/06	138,000	345,000	460,000
Manion	01/27/06	01/24/06				2,380	10,000	20,000					988,500
	01/27/06	01/24/06							20,000				988,500
	01/27/06	01/24/06								20,000	49.425	49.48	269,400

D. W. Seale	01/24/06	01/24/06	138,000	345,000	460,000
	01/27/06	01/24/06				2,380	10,000	20,000					988,500
	01/27/06	01/24/06							20,000				988,500
	01/27/06	01/24/06								20,000	49.425	49.48	269,400

1Consistent with past practice, our Compensation Committee made all annual equity awards to directors and Executive Officers effective on the first day following the release of our fiscal year financial results. Because the meeting at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. The additional award to Mr. Prillaman was made at the time of his retirement in March 2006. See page 23 of our Compensation Discussion and Analysis for further discussion of our equity award grant practices.

2These awards were made pursuant to our Executive Management Incentive Plan (“EMIP”) and were earned upon the achievement of certain performance goals established by the Compensation Committee for the fiscal year ended December 31, 2006. For a discussion of these performance goals, see page 24 of our Compensation Discussion and Analysis included in this proxy statement. Our Compensation Committee targeted a payout of 75% in 2006 in setting the annual performance goals for EMIP incentive awards. Consequently, the target amounts in this column assume that the Named Executive Officers earned 75% of the maximum potential EMIP awards that they could have earned. The threshold amounts assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. Our Named Executive Officers actually earned 100% of their maximum potential EMIP awards based on our performance during 2006, which amounts are included under “Non-Equity Incentive Compensation” in the Summary Compensation Table. For Messrs. Goode and Prillaman, these amounts represent the threshold, target, and maximum amounts they could have earned based on the fractional portions of the year each served as an executive officer.

3These amounts represent grants of performance share units made pursuant to our Long-Term Incentive Plan (“LTIP”). These performance share units will be earned over the performance cycle ending December 31, 2008. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Compensation Committee targets a payout of 50% in setting the performance goals for performance share unit awards. Consequently, the target amounts assume that the Named Executive Officers will earn 50% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units. Our Named Executive Officers actually earned 87.4% of their maximum potential performance share unit awards for the performance cycle ended December 31, 2006 based on our performance during the three-year period ended December 31, 2006.

4These amounts represent grants of restricted shares and restricted stock units made under LTIP. For a discussion of the material terms of these awards, see the narrative discussion which follows this table.

5These options (of which the first 2,023 granted to each Named Executive Officer are incentive stock options and the remainder are non-qualified stock options) were granted as of January 27, 2006 and are exercisable as of January 27, 2007. Dividend equivalents are paid in cash on unexercised options for five years in an amount equal to, and commensurate with, dividends paid on our common stock.

6Consistent with past practice, our Compensation Committee granted these options at an exercise price equal to the average of the high and low prices of our common stock on the date of grant. The exercise price may be paid in cash or in shares of our common stock (previously owned by the optionee for at least one year preceding the date of exercise) valued on the date of exercise.

7Amounts represent the full grant date fair value of each equity award computed in accordance with FAS 123R. Because these awards entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are included in the FAS 123R grant date fair values. Amounts shown for performance share unit awards assume that the Named Executive Officers will earn the maximum number of performance share units for the performance cycle ending December 31, 2008; if our performance falls short of the performance goals established for these awards, they will earn fewer performance share units.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards

Our Long-Term Incentive Plan (“LTIP”), as last approved by stockholders in 2005, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and performance share units to directors, officers and other key employees of Norfolk Southern and its subsidiaries. The Compensation Committee administers the plan and has sole discretion, except as the Committee may have delegated to the Chief Executive Officer, to:

•	interpret the plan;

•	select plan participants;

•	determine the type, size, terms and conditions of awards under the plan;

•	authorize the grant of such awards; and

•	adopt, amend and rescind rules relating to the plan.

Except for capital adjustments such as stock splits, the exercise price of a stock option granted under the plan may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless such repricing, modification or replacement is approved by our stockholders.

The first 2,023 stock options granted to each Named Executive Officer during fiscal 2006 are incentive stock options and the remainder are non-qualified stock options. The Compensation Committee met to approve these options grants on January 24, 2006. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2005, the Committee made these grants effective January 27, 2006. See page 23 of our Compensation Discussion and Analysis for further discussion of our equity award grant practices. These options became exercisable as of January 27, 2007. Dividend equivalents are paid in cash on unexercised options for five years in an amount equal to, and commensurate with, dividends paid on our common stock. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise.

The restricted shares and restricted stock units awarded in 2006 are subject to a three-year restriction period. During the restriction period, the holder of restricted shares receives any dividends paid on our common stock and has voting power, but not investment power, over the underlying common stock.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2006, the award cycle began on January 1, 2006 and ends December 31, 2008. Under the 2006 performance share unit awards, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for earning up to one-third of the total number of performance share units granted: (1) three-year average return on average capital invested, (2) three-year average operating ratio and (3) three-year total return to stockholders. A more detailed discussion of these performance criteria can be found on page 24 of our Compensation Discussion and Analysis included in this proxy statement. Performance share units that are earned will be paid one-half in cash and one-half in shares of our common stock.

For 2006, awards to our Named Executive Officers under the Executive Management Incentive Plan ("EMIP)" were paid based on our performance relative to two pre-determined criteria: operating ratio and pre-tax net income. The performance standards relative to these two criteria were established by the Compensation Committee in January 2006. A more detailed discussion of these performance criteria can be found on page 22 of our Compensation Discussion and Analysis included in this proxy statement.

The Compensation Committee set Mr. Moorman’s target 2006 incentive opportunity at 175% of his 2006 base salary, Mr. Tobias’s and Mr. Wolf’s at 135% of their 2006 base salaries and Mr. Manion’s and Mr. Seale’s at 115% of their 2006 base salaries. For 2006, all Named Executive Officers earned 100% of their individual target incentive opportunity EMIP awards. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see page 22 of our Compensation Discussion and Analysis included in this proxy statement.

Retirement Agreement

On March 28, 2006, our Board of Directors approved a Retirement Agreement between Norfolk Southern and L. I. Prillaman. In the Retirement Agreement, Mr. Prillaman agreed not to compete with or solicit employees or customers away from the company for five years and agreed to waive his rights under his change-in-control agreement. In return, the Retirement Agreement provided him with certain retirement benefits and an award of 15,000 restricted shares and 15,000 restricted stock units, which shares and units are subject to a three-year restriction period.

For additional information regarding the terms of Mr. Prillaman’s Retirement Agreement, see the narrative discussion accompanying the Pension Benefits Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#)[1] Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[2] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[4] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3] (j)
C. W. Moorman	29,096 53,538 80,000 30,000 30,000 45,000	75,000		16.9375 15.4750 22.4900 19.6250 22.0200 34.1000 49.4250	01/30/10 01/28/11 01/27/12 02/02/13 01/29/14 01/27/15 01/26/16	180,000	9,052,200	87,600	4,405,404

D. R. Goode	361,389 118,538 645,554 304,905 155,459 110,000	110,000		27.6875 15.4750 22.4900 19.6250 22.0200 34.1000 49.4250	01/31/09 01/28/11 01/27/12 02/02/13 01/29/14 01/27/15 01/26/16	0	0	160,600	8,076,574

L. I. Prillaman	56,891 32,068	30,000		32.1563 34.1000 49.4250	02/01/08 01/27/15 01/26/16	0	0	47,450	2,386,261

S. C. Tobias	3,109 90,000 5,904 6,462 200,000 5,095 50,000 35,000	30,000		32.1563 27.6875 16.9375 15.4750 22.4900 19.6250 22.0200 34.1000 49.4250	02/01/08 01/31/09 01/30/10 01/28/11 01/27/12 02/02/13 01/29/14 01/27/15 01/26/16	150,000	7,543,500	47,450	2,386,261

H. C. Wolf	125,000 50,000 50,000 35,000	30,000		22.4900 19.6250 22.0200 34.1000 49.4250	01/27/12 02/02/13 01/29/14 01/27/15 01/26/16	150,000	7,543,500	47,450	2,386,261

M. D. Manion	20,000 80,000 30,000 25,000 16,000	20,000		15.4750 22.4900 19.6250 22.0200 34.1000 49.4250	01/28/11 01/27/12 02/02/13 01/29/14 01/27/15 01/26/16	73,500	3,696,315	26,280	1,321,621

D. W. Seale	30,000 80,000 30,000 30,000 16,000	20,000		15.4750 22.4900 19.6250 22.0200 34.1000 49.4250	01/28/11 01/27/12 02/02/13 01/29/14 01/27/15 01/26/16	76,000	3,822,040	26,280	1,321,621

1These options vested on January 27, 2007.

2The following table provides information with respect to the vesting of each Named Executive Officer’s restricted shares:

Name	Award Type	01/29/07	01/26/09	01/27/10*
Charles W. Moorman, IV	Restricted Shares	9,000	37,500	54,000
Stephen C. Tobias	Restricted Shares	30,000	15,000	42,000
Henry C. Wolf	Restricted Shares	30,000	15,000	42,000
Mark D. Manion	Restricted Shares	7,500	10,000	24,600
Donald W. Seale	Restricted Shares	9,000	10,000	24,600

*These shares will vest on January 27, 2008 if certain performance goals are achieved.

The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units:

Name	Award Type	01/29/07	01/26/09	01/27/10
Charles W. Moorman, IV	Restricted Stock Units	6,000	37,500	36,000
Stephen C. Tobias	Restricted Stock Units	20,000	15,000	28,000
Henry C. Wolf	Restricted Stock Units	20,000	15,000	28,000
Mark D. Manion	Restricted Stock Units	5,000	10,000	16,400
Donald W. Seale	Restricted Stock Units	6,000	10,000	16,400

3These values are based on the $50.29 closing market price of our common stock on December 29, 2006.

4These amounts represent (i) grants of performance share units made in 2005 pursuant to LTIP that will be earned out over the three-year period ending December 31, 2007 and (ii) grants of performance share units made in 2006 pursuant to LTIP and will be earned out over the three-year period ending December 31, 2008. Because our performance during the three-year period ended December 31, 2005 resulted in performance share award earnouts which exceeded amounts targeted by our Compensation Committee, the amounts in this column represent 73%—the actual percentage earned out for the performance cycle ended December 31, 2005—of the maximum number of performance share units which may be earned by each Named Executive Officer for the performance cycle ending December 31, 2007 and December 31, 2008. Actual results may cause the Named Executive Officers to earn fewer or more performance share units. Performance share units that are earned will be paid one-half in cash and one-half in shares of our common stock.

Option Exercises And Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)[1] (c)	Number of Shares Acquired on Vesting (#)[2] (d)	Value Realized on Vesting ($)[2] (e)
C. W. Moorman	15,000 21,891 26,389 5,904 6,462	291,101 365,770 558,853 188,500 242,196	20,000	977,300

D. R. Goode[3]	120,000 207,591 39,300 200,000 200,000 6,462 4,446 5,095 4,541	2,396,004 4,317,623 810,118 6,890,000 7,243,000 244,587 137,092 171,702 142,156	160,000 160,000 110,000 110,000	7,818,400 8,144,000 5,599,000 5,599,000

L. I. Prillaman[3]	36,000 3,109 86,389 3,611 195,554 2,932	735,181 57,419 1,978,956 82,827 5,496,045 48,451	50,000 50,000 70,000 60,000	2,443,250 2,703,250 3,784,550 3,243,900

S. C. Tobias	36,000 56,891 74,905	807,541 1,122,670 2,295,089	50,000	2,443,250

H. C. Wolf	86,389 43,538 100,000 6,462 33,954 11,600 4,446 25,000 5,095 24,905	1,877,881 1,485,952 3,445,000 215,798 978,724 357,686 147,629 865,375 173,459 839,299	50,000	2,443,250

Mark D. Manion	34,096 5,904 3,611 3,109 10,000 10,000	1,113,660 217,813 94,401 67,384 388,050 411,400	8,000	390,920

Donald W. Seale	26,389 15,000 15,000	527,186 482,850 500,925	20,000	977,300

1Represents the difference between the average of the high and low of the market price(s) of the underlying common stock on the day of exercise and the exercise price of the option(s).

2Represents the aggregate number of restricted shares and restricted stock units that vested during fiscal 2006, multiplied by the average of the high and low of the market price(s) of the underlying shares on the vesting date(s).

3The service requirements under all restricted shares and restricted stock units held by Messrs. Goode and Prillaman terminated upon their retirement in 2006. Consequently, all of their restricted shares and restricted stock units are shown as vesting in 2006 in the above table. However, as described in more detail below, these shares and restricted stock units are subject to forfeiture if they engage in competing employment during the applicable restriction periods. Messrs. Goode and Prillaman may not sell or otherwise transfer these restricted shares and restricted stock units until such restriction periods have lapsed.

Retirement Benefits

Pension Benefits Table

The following table shows, as of December 31, 2006, each Named Executive Officer’s years of credited service, present value of accumulated benefit and benefits received, if any, under each of (i) the Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Charles W. Moorman, IV	Retirement Plan SERP	34 34	1,129,020 2,906,727	0 0

David R. Goode	Retirement Plan SERP	40 40	1,985,579 17,422,475[1]	145,833 1,157,502

L. I. Prillaman	Retirement Plan SERP	36 40	1,428,840 6,998,660[2]	90,341 442,942

Stephen C. Tobias	Retirement Plan SERP	37 40	1,864,671 6,974,396[2]	0 0

Henry C. Wolf	Retirement Plan SERP	34 37	1,534,517 6,271,320[2]	0 0

Mark D. Manion	Retirement Plan SERP	32 32	689,909 1,403,952	0 0

Donald W. Seale	Retirement Plan SERP	31 31	748,484 1,630,363	0 0

1On January 24, 2006, the Board of Directors approved a Retirement Agreement with Mr. Goode (described below), which provides that Mr. Goode’s pension benefit is based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service. This enhancement increased the present value of Mr. Goode’s accumulated benefit by $1,981,235.

2Reflects an additional three years of creditable service provided under agreements approved by our Board of Directors on September 25, 2001 (and included in Column c). These agreements provided enhanced pension benefits in exchange for each individual’s continued employment with Norfolk Southern for an additional two years. A form of these agreements was filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2001. Because Messrs. Prillaman, Tobias and Wolf remained employed with us through September 30, 2003, (i) each received these additional years of creditable service and (ii) their benefits are based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service. Also reflects an additional year of creditable service provided under a Retirement Agreement with Mr. Prillaman (described below) which was approved by the Board of Directors on March 28, 2006. These enhancements increased the present value of their accumulated benefits as follows: Mr. Wolf, $1,233,769, Mr. Prillaman, $1,854,250 and Mr. Tobias, $1,312,084.

Narrative to Pension Benefits Table

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer’s accumulated benefits under our defined benefit plans as of December 31, 2006, which is the pension plan measurement date we use for financial reporting purposes. A retirement age of 60 is assumed for purposes of the table, the earliest time at which a participant may retire under the plans without any benefit reduction due to age. For those participants over the age of 60, their actual ages were used. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 10 to our financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The benefits shown are in addition to amounts payable under the U.S. Railroad Retirement Act.

Under the Retirement Plan and the SERP, except as noted above or in the event of a change in control (see below), each Named Executive Officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% of total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary (including any pre-tax contributions the Named Executive Officer makes to our: (i) 401(k) plan; (ii) Comprehensive Benefits Plan (for medical, dental and similar coverages); and (iii) pre-tax transportation plan), EMIP awards and vacation amounts. Under these plans, annual retirement benefits will be payable to each Named Executive Officer upon retirement on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under our qualified defined benefit pension plan, as well as a non-qualified supplemental pension plan that provides benefits not otherwise payable under the qualified plan because of applicable Internal Revenue Code limitations on qualified plan benefits.

As discussed in more detail below, Messrs. Goode and Prillaman retired in 2006. Messrs. Wolf and Tobias are eligible for full retirement benefits without any benefit reduction due to age. Messrs. Moorman, Manion and Seale will each become eligible for early retirement during 2007 upon reaching age 55, each having 10 years of creditable service. Any participants who choose to retire prior to age 60 will have their benefits reduced by 1/360th for each month they are under age 60 at the time of retirement.

We have no policy with regard to granting extra years of credited service. However, as noted above, our Board has in certain circumstances credited executives with additional years of service. In addition, as described below, our change-in-control agreements provide for additional years of credited service in limited circumstances.

Retirement Agreements

On January 24, 2006, our Board of Directors approved a Retirement Agreement with David R. Goode. The Retirement Agreement calls for Mr. Goode to provide Norfolk Southern with consulting services for a five-year period beginning on March 1, 2006 relating to (1) transition of Mr. Goode’s duties and responsibilities to his successor; (2) strategic acquisitions, dispositions, capital raising activities and major financings; (3) compensation matters; (4) business strategy planning; and (5) public speaking engagements and other public appearances on our behalf. In the Retirement Agreement, Mr. Goode also agreed not to compete with or solicit employees or customers away from the company for five years and agreed to waive any rights under his change-in-control agreement. In return, the Retirement Agreement provides Mr. Goode with the enhanced pension benefits described in footnote one to the Pension Benefits Table.

On January 24, 2006, our Compensation Committee also approved a Waiver Agreement with Mr. Goode. The Waiver Agreement provides for the modification of the terms of 81,036 restricted shares granted to Mr. Goode in 2004 and 2005 under LTIP, and 54,023.6 restricted stock units granted to Mr. Goode in 2004 and 2005 under the Restricted Stock Unit Plan, which Mr. Goode otherwise would have forfeited upon retirement. Under the Waiver Agreement, these restricted shares and restricted stock units remain subject to their applicable restriction period, except in the event of death, and a non-compete provision until January 29, 2007, with respect to the restricted shares and restricted stock units granted in 2004, and January 27, 2010, with respect to the restricted shares and restricted stock units granted in 2005.

Copies of this Retirement Agreement and the Waiver Agreement were filed as exhibits to our Form 8-K dated January 27, 2006.

On March 28, 2006, our Board of Directors approved a Retirement Agreement with L. I. Prillaman. In the Retirement Agreement, Mr. Prillaman agreed not to compete with or solicit employees or customers away from the company for five years and agreed to waive any rights under his change-in-control agreement. In return, the Retirement Agreement provides Mr. Prillaman with (i) the enhanced pension benefits described in footnote three to the Pension Benefits Table and (ii) an award of 15,000 restricted shares and 15,000 restricted stock units, which shares and units are subject to a three-year restriction period and otherwise subject to the terms of our Form of Restricted Share and Restricted Stock Unit Agreement filed as Exhibit 99 to our Form 8-K filed with the SEC on November 23, 2005.

On March 28, 2006, our Compensation Committee also approved a Waiver Agreement with Mr. Prillaman. The Waiver Agreement provides for the modification of the terms of 40,534 restricted shares granted to Mr. Prillaman in 2004 and 2005 under LTIP, and 27,023.6 restricted stock units granted to Mr. Prillaman in 2004 and 2005 under the Restricted Stock Unit Plan, which Mr. Prillaman otherwise would have forfeited upon retirement. Under the Waiver Agreement, these restricted shares and restricted stock units remain subject to their applicable restriction period, except in the event of death, and a non-compete provision until January 29, 2007, with respect to the restricted shares and restricted stock units granted in 2004, and January 27, 2010, with respect to the restricted shares and restricted stock units granted in 2005.

Copies of this Retirement Agreement and the Waiver Agreement were filed as exhibits to our Form 8-K dated March 31, 2006.

Deferred Compensation

Our Named Executive Officers have deferred the receipt of portions of their compensation under two separate deferred compensation plans: the Officers’ Deferred Compensation Plan (“ODCP”) and the Executives’ Deferred Compensation Plan (“EDCP”). The table and narrative below describe the material elements of these plans.

Nonqualified Deferred Compensation Table

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)[2] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Charles W. Moorman, IV	ODCP EDCP	0 0	0 0	31,644 0	0 0	368,995 0

David R. Goode	ODCP EDCP	0 0	0 0	772,395 0	0 0	6,880,893 0

L. I. Prillaman	ODCP EDCP	0 0	0 0	124,233 0	0 0	1,113,058 0

Stephen C. Tobias	ODCP EDCP	0 0	0 0	597,660 0	0 0	5,440,794 0

Henry C. Wolf	ODCP EDCP	0 120,000	0 0	631,430 69,209	0 0	5,515,330 740,820

Mark D. Manion	ODCP EDCP	0 60,000	0 0	100,942 12,852	0 0	1,030,552 173,869

Donald W. Seale	ODCP EDCP	0 173,742	0 0	168,627 87,194	0 0	1,928,055 669,169

1Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.

2Of these amounts, the following amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and represent the extent to which 2006 interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code: Mr. Moorman, $6,531; Mr. Goode, $267,441; Mr. Prillaman, $42,152; Mr. Tobias, $190,183; Mr. Wolf, $217,040; Mr. Manion, $22,125; and Mr. Seale, $31,835.

Narrative to Nonqualified Deferred Compensation Table

The 2006 Nonqualified Deferred Compensation Table presents amounts deferred under (i) the Officers’ Deferred Compensation Plan and (ii) the Executives’ Deferred Compensation Plan. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Amounts deferred before January 1, 2001 were deferred under the Officers’ Deferred Compensation Plan and earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the participant’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in five or ten annual installments, determined on the basis of the participant’s age at the time deferral, beginning in the year following the year in which the participant retires.

Amounts deferred on or after January 1, 2001 have been deferred under the Executives’ Deferred Compensation Plan. Participants may defer up to 25% of base salary and 100% of EMIP bonus payments. and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of retirement, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The total amount credited to a participant will be distributed, in accordance with the participant’s elected distribution option, in one lump sum or a stream of annual cash payments. If an amount that was deferred on or after January 1, 2005 (including earnings equivalents thereon) is being distributed due to retirement, the distribution will occur or commence at the later of (i) the beginning of the year following the year in which the participant retires, or (ii) six months from the date of retirement.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Executives’ Deferred Compensation Plan and the Officers’ Deferred Compensation Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals. With respect to the Officers’ Deferred Compensation Plan, the adjusted rate of interest may not be less than one-half the rate otherwise provided for in the plan. For the Executives’ Deferred Compensation Plan, the adjusted rate may not be less than the lesser of (a) one-half the rate of earnings otherwise provided for in the Executives’ Deferred Compensation Plan or (b) 7%.

Potential Payments Upon a Change in Control or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change in control of our company. Each of the circumstances that would trigger such an obligation is discussed below.

Change-in-Control Agreements

We have entered into change-of-control agreements with a number of key executives, including our Named Executive Officers. These agreements were approved by our Board of Directors in 1996. A Named Executive Officer will only receive the benefits provided under these agreements if both (i) a change in control of Norfolk Southern occurs and (ii) within two years following a change in control, the Named Executive Officer’s employment with us is terminated either (a) by Norfolk Southern for any reason other than for “cause,” or the executive’s death, total disability or normal retirement or (b) by the Named Executive Officer for “good reason.” This is known as a “double trigger.”

Generally, under these agreements, a change of control is defined to include:

•	a merger, sale of all or substantially all of our assets or similar fundamental transaction which results in our stockholders holding less than 80% of the voting power of the combined company;

•	a stockholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;

•	an unapproved change in the composition of the majority of the members of the Board within a two-year period;

•	the filing of a report on Schedule 13D or Schedule 14D-1 (or successor schedule, form or report) disclosing that any person has acquired more than 20% of our voting stock; and

•	a determination by the Board that an event similar to the foregoing has occurred or is imminent such that the executives are deserving of the agreements’ protections.

We may terminate a Named Executive Officer’s employment with us following a change in control for “cause,” and will not be required to pay him the benefits provided under his change-in-control agreement, if he has engaged in any of the following and the result of the same is materially harmful to us:

•	an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with us;

•	intentional wrongful damage to our property;

•	intentional wrongful disclosure of secret processes or of our confidential information; or

•	intentional violation of our Code of Ethics (or any successor[s]) as in effect immediately prior to the change in control.

If we terminate a Named Executive Officer’s employment with us within two years of a change in control for any other reason, we are required to pay him the benefits provided under his change-in-control agreement. In addition, if a Named Executive Officer terminates his employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay him the benefits provided under his change-in-control agreement:

•	he is not elected or reelected to the office he held immediately prior to the change of control, or—if serving as a director—he is removed as a director;

•	his salary or bonus opportunity is reduced below the amounts in effect prior to the change in control;

•

without his prior written consent, we terminate or reduce the value or scope of the Named Executive Officer’s perquisites, benefits and service credit for benefits provided under any and all employee retirement income or welfare benefit policies, plans, programs or arrangements in which he is participating immediately prior to the change in control;

•

he determines in good faith that following the change in control, he has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, which situation is not remedied within ten days after receipt by us that the Named Executive Officer has made such a determination;

•	the successor to the change in control does not assume all of our duties and obligations under the change-in-control agreement;

•

we require that the Named Executive Officer relocate his principal location of work in excess of 35 miles from his employment location immediately prior to the change in control, or that he travel away from his office significantly more than was required of him immediately prior to the change in control, without (in either case) his prior written consent; or

•	any material breach of the change-in-control agreement by us or our successor.

Under our change-in-control agreements, the Named Executive Officers who become entitled to the benefits thereunder are generally entitled to receive:

•	three times their annual base salary plus incentive pay;

•	accrued but unpaid compensation;

•	all dividend equivalents to which they would have been entitled had their employment not been terminated;

•	accrued pension benefits, as modified by years of service and average final compensation enhancements provided by the change-in-control agreements;

•	unused vacation for the year of termination, plus vacation for the following year;

•	a fully paid life insurance policy to which they would have been entitled upon retirement; and

•	continued welfare benefits for three years.

In addition, the Named Executive Officers are generally entitled to receive a payment in an amount sufficient to make them whole for any Federal excise tax on excess parachute payments.

In exchange for these benefits and to help encourage management continuity, the Named Executive Officers agreed not to engage in competing employment for a period of three years from the date they executed the agreements and, as described below, if they accept benefits payable or provided under the agreements, one year from their termination date. Specifically, under the change-in-control agreements, each Named Executive Officer is prohibited from engaging in “competing employment” for a one-year period following the executive’s termination date. “Competing employment” for this purpose is the provision of services of any type, kind or nature and in any capacity to any organization or person that is, that controls, that is controlled by, or one of whose significant customers or clients is (i) a Class I railroad operating in the United States, Canada or Mexico, (ii) an interstate trucking company operating in the United States, Canada or Mexico or (iii) a provider or arranger of intermodal services of any kind or nature, any portion of which services is provided or arranged in the United States.

Each of these agreements is terminable by either party on 24 months’ notice; however, the term of the prohibition on engaging in competing employment is not affected by termination of an agreement.

In 2002, our Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval.

The benefits to be provided to our Named Executive Officers under the change-in-control agreements are quantified in the table below. Except as otherwise noted, these benefits are payable in a lump sum within ten business days of termination following a change in control. Excluded from this table are Messrs. Goode and Prillaman, both of whom retired during 2006 and, under their retirement agreements with us, waived any rights under their change-in-control agreements.

Executive Benefits and Payments Upon Change in Control	Charles W. Moorman, IV1	Stephen C. Tobias[1]	Henry C. Wolf[1]	Mark D. Manion[1]	Donald W. Seale[1]

Compensation:
Severance Pay[2]	$6,187,500	$4,230,000	$4,230,000	$2,580,000	$2,580,000
Long Term Compensation
Performance Share Units
2005-2007 (performance period)[3]	$1,553,584	$1,208,343	$1,208,343	$552,385	$552,385
2006-2008 (performance period)[3]	$2,589,306	$1,035,723	$1,035,723	$690,482	$690,482
Stock Options[4]	$0	$0	$0	$0	$0
Accelerated Dividends	$483,840	$299,588	$331,920	$190,368	$197,568
Restricted Stock[5]	$0	$0	$0	$0	$0
Deferred Compensation6*	$217,206	$855,830	$0	$977,584	$1,664,370

Benefits and Perquisites
Incremental Non-Qualified Pension7*	$9,746,000	$9,602,000	$8,510,000	$2,931,000	$2,948,000
Post-retirement health and welfare benefits*	$22,534	$25,239	$25,239	$25,239	$25,239
Life Insurance Proceeds	$0	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$0	$0
Accrued Vacation Pay[8]	$71,839	$57,471	$57,471	$38,314	$38,314
Post-retirement life insurance[9]	$0	$47,288	$11,890	$21,917	$0
Prorata Incentive Pay[10]	$0	$0	$0	$0	$0
Excise Tax Gross-up on Severance Benefits[11]	$9,926,254	$7,044,044	$6,459,078	$3,629,241	$3,793,872
Total	$30,798,063	$24,405,526	$21,869,664	$11,636,530	$12,490,230

*Connotes amounts are payable in accordance with the applicable plan.

1This analysis assumes that on December 29, 2006, (i) a change-in-control of our company occurred and (ii) each of the above Named Executive Officer’s employment with us was terminated without cause.

2These amounts represent three times the sum of each Named Executive Officer’s base salary plus EMIP incentive pay.

3These amounts represent benefits to which the Named Executive Officer would otherwise be entitled absent a change in control. Values based on (i) the $50.29 closing market price of our common stock on December 29, 2006 and (ii) the average earnout for performance share units for the two most recently completed cycles (68.65%), which is the assumed earnout required under the change-in-control agreements. See the Outstanding Equity Awards at Fiscal Year-End table for each Named Executive Officer’s outstanding performance share unit awards. Performance share units are earned over a three-year cycle ending each December 31. SEC rules require that we assume a change in control occurred on the last day of our fiscal year, which for this year fell on December 29. Nonetheless, for consistent year-over-year comparison, we have assumed that the Named Executive Officers were fully vested in their performance share unit awards for the performance cycle ended December 31, 2006; therefore these awards are excluded from the above amounts.

4Excludes the value of vested options held by each Named Executive Officer as of December 29, 2006. Under each Named Executive Officer’s change-in-control agreement, in the event his employment with us is terminated in connection with a change in control, we are required to pay him the then current spread value of his vested options rather than require him to exercise them and sell the underlying shares. Based on the $50.29 closing market price of our common stock on December 29, 2006, the values of such options were as follows: Mr. Moorman, $7,554,950, Mr. Tobias, $10,208,879, Mr. Wolf, $6,988,400, Mr. Manion, $4,806,040 and Mr. Seale $5,295,540. See the Outstanding Equity Awards at Fiscal Year-End table for more information regarding these options. Unvested options do not provide for accelerated vesting at the time of a change in control. Accordingly, options which were unvested as of December 29, 2006 are excluded from these amounts.

5The change-in-control agreements do not provide for the acceleration of any unvested restricted shares or restricted stock units held by Named Executive Officers at the time their employment with us is terminated. Under the terms of LTIP, they will forfeit any unvested restricted shares and restricted stock units if their employment is terminated for any reason other than retirement, disability or death. If any Named Executive Officer’s employment is terminated by reason of his retirement, disability or death, his unvested restricted shares and restricted stock units will vest in accordance with the restriction periods. The Compensation Committee of Norfolk Southern’s Board of Directors has the authority under LTIP to waive any restrictions on restricted shares and restricted stock units, but LTIP does not provide for automatic waiver of these restrictions upon a change in control.

6Amount does not include the aggregate balance of the Named Executive Officer’s deferred compensation account as of December 31, 2006 in which he is currently vested. See column (f) of the Nonqualified Deferred Compensation Table for this amount.

7Represents the amount by which the Named Executive Officer’s pension benefit, as enhanced by the years of service and final average compensation provisions of his change-in-control agreement, exceeds the actuarial present value of his accumulated pension benefits as of December 31, 2006. Specifically, the change-in-control agreements provide that (i) for purposes of determining their years of service, they will be deemed employed by us as follows: for executives between the ages of 50-54, until age 60, for executives between the ages of 55-59, until age 62, and for executives of all other ages, for three additional years, and (ii) for purposes of determining their final average compensation, salary and incentive pay amounts paid pursuant to these agreements will be deemed to have been made over the last three years of their employment with us. Amount does not include the actuarial present value of the Named Executive Officers’ accumulated pension benefits as of December 31, 2006. See Pension Benefits Table for a description of the pension benefits to which the Named Executive Officers are entitled upon their retirement.

8Includes unused vacation time as of December 31, 2006, as well as vacation time for the fiscal year ending December 31, 2007.

9The change-in-control agreements obligate us to provide fully-funded post-retirement life insurance policies. These amounts represent the remaining premiums required to be paid to fully fund each policy, together with an amount estimated to equal the Federal and state income taxes that would be imposed on such amounts.

10Because this table assumes a change in control occurred on December 29, 2006, the last day of our fiscal year, the Named Executive Officers would be fully vested in their 2006 EMIP awards and would not be entitled to any prorated incentive pay; however, if a change in control were to occur and any of the Named Executive Officers’ employment with us was terminated during a fiscal year, they would be entitled to prorated EMIP awards for the portion of the year preceding their termination date, based on the average percentage of EMIP incentive pay actually earned by them for the preceding two years.

11These amounts are payable as and when such tax is imposed and paid.

Retirement

Former Executive Officers

As noted above under “Retirement Benefits,” both Messrs. Goode and Prillaman retired in 2006. In addition to the deferred compensation and pension benefits disclosed in the Nonqualified Deferred Compensation and Pension Benefits tables, each of Messrs. Goode and Prillaman is eligible for the following benefits: (i) prorated EMIP awards for the fiscal year ended December 31, 2006 as follows: Mr. Goode, $333,334 and Mr. Prillaman, $202,500; (ii) performance share units for the performance cycle ended December 31, 2006, the dollar value of which was as follows: Mr. Goode, $6,929,771 and Mr. Prillaman, $2,165,554; (iii) performance share units for the performance cycle ending December 31, 2007, the dollar value of which, based on the 73% earn-out for the performance cycled ended December 31, 2005, is expected to be as follows: Mr. Goode, $4,038,287 and Mr. Prillaman, $1,284,910; (iv) performance share units for the performance cycle ending December 31, 2008, the dollar value of which, based on the 73% earn-out for the performance cycle ended December 31, 2005, is expected to be as follows: Mr. Goode, $4,038,287 and Mr. Prillaman, $1,101,351; (v) modification of the forfeiture provisions of restricted shares and restricted stock units granted in 2004 and 2005 and the vesting of restricted shares and restricted stock units granted in 2006 as follows: Mr. Goode, $27,160,400 and Mr. Prillaman, $12,174,950; (vi) retiree medical benefits for Messrs. Goode and Prillaman and their eligible dependents, the value of which benefits we estimate will be as follows: Mr. Goode, $75,582 and Mr. Prillaman, $91,216; and (vii) retiree life insurance in the amounts of $1,845,000 and $900,000 for Messrs. Goode and Prillaman, respectively, for which there was no remaining cost for Mr. Goode and the remaining cost of which policy for Mr. Prillaman was $17,825 as of December 31, 2006.

In addition to the foregoing benefits, Mr. Goode continues to be entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We continue to pay the life insurance premiums we use to fund this program. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above.

In addition to the foregoing benefits, Mr. Prillaman received an additional 15,000 restricted shares and 15,000 restricted stock units under his retirement agreement. For additional information regarding these grants, see above under “Retirement Agreements.” The value of these awards is included above in the Grants of Plan-Based Awards table.

The foregoing EMIP awards are also included in the Summary Compensation table; the performance share unit amounts for the performance cycles ending December 31, 2007 and December 31, 2008 and the restricted shares and restricted stock units included above are also included in the Outstanding Equity Awards at Fiscal Year-End table. However, because Messrs. Goode and Prillaman would have forfeited these awards but for retirement provisions under EMIP and LTIP and provisions in their retirement agreements, we have included these amounts here as well.

Under retirement provisions contained in the LTIP agreements, each option held by Messrs. Goode and Prillaman will expire at the end of the term for which the option was granted. But for this retirement provision, all of their options would have expired at the close of business on their last day of employment with us. See the Outstanding Equity Awards at Fiscal Year-End table for a complete list of options held by Messrs. Goode and Prillaman.

Current Executive Officers

As of December 29, 2006, Messrs. Tobias and Wolf were eligible to retire with unreduced benefits; Messrs. Moorman, Manion and Seale were not eligible to retire with unreduced benefits. Assuming that all current Named Executive Officers were eligible to retire with unreduced benefits under our retirement plans as of December 29, 2006, in addition to the deferred compensation and pension benefits disclosed in the Nonqualified Deferred Compensation and Pension Benefits tables, each of them would have been eligible for the following benefits: (i) performance share units for the performance cycle ending December 31, 2007, the dollar value of which, based on the 73% earn-out for the performance cycle ended December 31, 2005, is expected to be as follows: Mr. Moorman, $1,652,027, Mr. Tobias, $1,284,910, Mr. Wolf, $1,284,910, Mr. Manion, $587,387, and Mr. Seale, $587,387; (ii) performance share units for the performance cycle ending December 31, 2008, the dollar value of which, based on the 73% earn-out for the performance cycle ended December 31, 2005, is expected to be as follows: Mr. Moorman, $2,753,378, Mr. Tobias, $1,101,351, Mr. Wolf, $1,101,351, Mr. Manion, $734,234, and Mr. Seale, $734,234; (iii) retiree medical benefits for each Named Executive Officer and their eligible dependents, the value of which benefits we estimate would be as follows: Mr. Moorman, $148,035, Mr. Tobias, $113,091, Mr. Wolf, $91,149, Mr. Manion, $172,618, and Mr. Seale, $188,868; and (iv) retiree life insurance in the amounts as follows: Mr. Moorman, $570,000, Mr. Tobias, $1,150,000, Mr. Wolf, $1,150,000, Mr. Manion, $460,000, and Mr. Seale, $600,000, the remaining cost of which policies would be as follows: Mr. Moorman, $0, Mr. Tobias, $28,284, Mr. Wolf, $7,112, Mr. Manion, $13,109, and Mr. Seale, $0.

The foregoing performance share unit amounts for the performance cycles ending December 31, 2007 and December 31, 2008 are also included in the Outstanding Equity Awards at Fiscal Year-End table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions under LTIP, we have included these amounts here as well.

In addition to the foregoing benefits, Mr. Moorman would continue to be entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We would continue to pay the life insurance premiums we use to fund this program. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above.

Under retirement provisions contained in the LTIP agreements, each option held by the Named Executive Officers would expire at the end of the term for which the option was granted. But for this retirement provision, all of their options would expire at the close of business on their last day of employment with us. Under additional retirement provisions of LTIP and LTIP award agreements, the restrictions on restricted shares and restricted stock units held by the Named Executive Officers would lapse upon the expiration of the applicable restriction period; but for these retirement provisions, the Named Executive Officers would forfeit all unvested restricted shares and restricted stock units. See the Outstanding Equity Awards at Fiscal Year-End table for a complete list of options, restricted shares and restricted stock units held by the Named Executive Officers.

Death or Disability

Death

If the current Named Executive Officers had died on December 29, 2006, in addition to (a) the deferred compensation benefits fully disclosed in the Nonqualified Deferred Compensation Table and (b) the performance share unit amounts set forth above under the caption "Retirement—Current Executive Officers," each Named Executive Officer’s spouse and/or designated beneficiaries would have been eligible for the following benefits: (i) pension benefits as follows: Mr. Moorman, $2,727,643, Mr. Tobias, $4,405,835, Mr. Wolf, $3,971,083, Mr. Manion, $1,706,227, and Mr. Seale, $1,272,448; (ii) retiree medical benefits for each Named Executive Officer’s eligible dependents the value of which benefits we estimate would be as follows: Mr. Moorman, $71,000, Mr. Tobias, $63,073, Mr. Wolf, $54,516, Mr. Manion, $92,176, and Mr. Seale, $108,426; and (iii) life insurance proceeds in the amounts as follows: Mr. Moorman, $2,400,000, Mr. Tobias, $1,800,000, Mr. Wolf, $1,800,000, Mr. Manion, $1,275,000, and Mr. Seale, $1,275,000.

The performance share unit amounts referenced above for the performance cycles ending December 31, 2007 and December 31, 2008 are also included in the Outstanding Equity Awards at Fiscal Year-End table. However, because the Named Executive Officers would forfeit these awards but for certain death benefit provisions under LTIP, we have included these amounts here as well.

In addition to the foregoing benefits, upon Mr. Moorman’s death, one or more tax-exempt institutions would receive up to $500,000 from Norfolk Southern in increments of up to $100,000 per year. In addition, we would contribute $500,000 to the Norfolk Southern Foundation in Mr. Moorman’s name. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above.

Under death benefit provisions of LTIP award agreements, each option held by the Named Executive Officers would expire at the end of the term for which the option was granted. But for this death benefit provision, all of their options would expire at the close of business on their last day of employment with us. Under additional death benefit provisions of LTIP, the restrictions on each restricted share and restricted stock unit held by the Named Executive Officers would lapse upon the expiration of the applicable restriction period; but for these death benefit provisions, the Named Executive Officers would forfeit all unvested restricted shares and restricted stock units. See the Outstanding Equity Awards at Fiscal Year-End table for a complete list of options, restricted shares and restricted stock units held by the Named Executive Officers.

Disability

If the current Named Executive Officers had become disabled on December 29, 2006, each could elect to retire and receive up to the benefits set forth above under “Retirement—Current Executive Officers.” For any Named Executive Officer who was not eligible to retire with unreduced benefits on December 29, 2006, each would receive a lesser amount of retirement benefits than described above. Alternatively, if each Named Executive Officer elected to receive disability benefits, each would be entitled to an amount equal to one-half his base salary.

Under disability benefit provisions contained in the LTIP agreements, each option held by the Named Executive Officers would expire at the end of the term for which the option was granted. But for this disability benefit provision, all of their options would expire at the close of business on their last day of employment with us. Under additional disability benefit provisions of LTIP, the restrictions on each restricted share and restricted stock unit held by the Named Executive Officers would lapse upon the expiration of the applicable restriction period; but for these disability benefit provisions, the Named Executive Officers would forfeit all unvested restricted shares and restricted stock units. See the Outstanding Equity Awards at Fiscal Year-End table for a complete list of options, restricted shares and restricted stock units held by the Named Executive Officers.

Termination for Any Other Reason

As noted above, Messrs. Tobias and Wolf were, as of December 29, 2006, eligible to retire with unreduced pension benefits; accordingly, had their employment been terminated by Norfolk Southern or by them as of such date, each would have been eligible for full benefits as disclosed in the Pension Benefits Table. Because each other current Named Executive Officer has not less than 20 years of service and was age 50 or over as of December 29, 2006, had his employment been terminated by Norfolk Southern or by the Named Executive Officer as of such date, each would have been eligible for a reduced amount of the pension benefits disclosed in the Pension Benefits table. Each such other current Named Executive Officer would not become retirement-eligible or begin receiving such reduced benefits until attaining age 55.

In addition to the foregoing pension benefits, each current Named Executive Officer would have been entitled to receive the deferred compensation benefits fully disclosed in the Nonqualified Deferred Compensation table.

If the current Named Executive Officers’ employment had been terminated as of December 29, 2006 for any of the following reasons, each of them would have been eligible for additional benefits under our Severance Pay Plan:

•

voluntary position abolishment or work unit restructuring, which would occur if the executive’s position was voluntarily eliminated or terminated in connection with downsizing or internal restructuring;

•	involuntary reduction in force, which would occur if the executive’s position was eliminated as a result of a position abolishment or a downsizing or internal restructuring; or

•

involuntary severance, which would occur if the executive’s employment was involuntarily severed for reasons other than for voluntary position abolishment, work unit restructuring, or “major misconduct” (i.e., indictment for or conviction of a felony, theft, fraud or embezzlement, violation of company policy, or other conduct the plan administrator determines to be “major misconduct”).

Under the Severance Pay Plan, the Named Executive Officers would have been eligible for the following benefits:

•

in the case of a voluntary position abolishment, work unit restructuring or involuntary reduction in force: (i) two weeks of the executive’s annual base salary for each year of service up to a maximum of 80 weeks (but not in excess of twice the annual amount of the executive’s salary payable in the 12-month period preceding the executive’s severance date); (ii) continued health care benefits for the executive and the executive’s eligible dependents until the earlier of (a) 12 months, or (b) until such health care benefits would otherwise terminate under the continuation of coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA); and (iii) outplacement assistance; or

•

in the case of an involuntary severance, one week of the executive’s annual base salary for each year of service up to a maximum of 26 weeks (but not in excess of twice the annual amount of the executive’s salary payable in the 12-month period preceding the executive’s severance date)

Any retirement-eligible Named Executive Officer who chose to retire prior to any of the termination events triggering Severance Pay Plan benefits would forfeit the foregoing benefits and instead be eligible to receive those benefits described above under “Retirement—Current Executive Officers.”

In addition to the foregoing benefits, Mr. Moorman would continue to be entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We would continue to pay the life insurance premiums we use to fund this program. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above.

A current Named Executive Officer whose employment would have terminated on December 29, 2006 for any other reason would not have been entitled to any other unvested benefits.

Non-Competition

In addition to restrictions imposed under our change-in-control agreements, certain awards under LTIP were—beginning in 2006—made subject to forfeiture in the event the awardee “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of our competitors in North American markets in which we compete, including any North American Class I rail carrier, any other rail carrier competing with us, and any other provider of transportation services competing with us, including motor and water carriers.

Compensation Committee Report

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and our proxy statement to be filed in connection with our 2007 Annual Meeting of Stockholders, each of which will be filed with the SEC.

2006 Members of the Compensation Committee

Gene R. Carter, Chair

Daniel A. Carp, Member

Burton M. Joyce, Member

Jane Margaret O’Brien, Member

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and with our Bylaws. Any such proposal for the 2008 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219, as follows:

To be eligible for inclusion in our proxy statement and form of proxy, it must be received no later than November 22, 2007; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in our proxy materials), it must be received during the period that begins December 1, 2007 and ends February 9, 2008.

By order of the Board of Directors,

DEZORA M. MARTIN
Corporate Secretary

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The Board of Directors recommends a vote FOR the following items, and this proxy card will be voted accordingly if no choice is specified:

1.	ELECTION OF DIRECTORS:	For All	Withhold For All	Exceptions*	2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for the year ending December 31, 2007.	For	Against	Abstain
	Nominees – 2010:	☐	☐	☐			☐	☐	☐
	1. Alston D. Correll
	2. Landon Hilliard
	3. Burton M. Joyce
	4. Jane Margaret O’Brien

	Exceptions

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NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and authorizes Gerald L. Baliles, Gene R. Carter and Steven F. Leer, and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 10, 2007, at 10:00 A.M., Eastern Daylight Time, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 22, 2007, and to transact such other business as properly may come before such meeting(s).

The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 22, 2007. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern common stock are expressly revoked hereby.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF KPMG AS INDEPENDENT AUDITORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued, and to be MARKED, DATED AND SIGNED, on the other side)

NORFOLK SOUTHERN CORPORATION
P. O. BOX 11145
NEW YORK, N. Y. 10203-0145